                           STOCK PURCHASE AGREEMENT

                                    BETWEEN

                                HUTCHINSON S.A.
                                on the one hand

                                      AND

                      APPLIED POWER INVESTMENTS II, INC.

                                      AND

                              APPLIED POWER INC.
                               on the other hand


                                April 28, 2000
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                               TABLE OF CONTENTS


ARTICLE 1
DEFINITIONS................................................................  1
     1.1   Affiliate.......................................................  1
     1.2   Affiliated Group................................................  1
     1.3   API.............................................................  1
     1.4   ATMA Claim......................................................  1
     1.5   Business........................................................  2
     1.6   Buyer...........................................................  2
     1.7   Cash............................................................  2
     1.8   Closing.........................................................  2
     1.9   Closing Date....................................................  2
     1.10  Code............................................................  2
     1.11  Common Stock....................................................  2
     1.12  Company.........................................................  2
     1.13  Company Leases..................................................  2
     1.14  Company Plan....................................................  2
     1.15  Company Property................................................  3
     1.16  Confidential Information........................................  3
     1.17  Disclosure Schedule.............................................  3
     1.18  Distributions and Restructuring.................................  3
     1.19  Employee Benefit Plan...........................................  3
     1.20  Employee Pension Benefit Plan...................................  4
     1.21  Employee Welfare Benefit Plan...................................  4
     1.22  Encumbrances....................................................  4
     1.23  Environmental, Health, and Safety Laws..........................  4
     1.24  ERISA...........................................................  4
     1.25  ERISA Affiliate.................................................  4
     1.26  Financial Statements............................................  4
     1.27  Foreign Employee Plan...........................................  4
     1.28  GAAP............................................................  5
     1.29  Hazardous Substances............................................  5
     1.30  HSR Act.........................................................  5
     1.31  Hutchinson......................................................  5
     1.32  Inactive Subsidiaries...........................................  5
     1.33  Indemnified Party...............................................  5
     1.34  Indemnifying Party..............................................  5
     1.35  Intellectual Property...........................................  5
     1.36  Intellectual Property License...................................  6
     1.37  Isolator Division...............................................  6
     1.38  Knowledge.......................................................  6

                                       i
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
     1.39  Legal Opinion of Buyer's Counsel................................   6
     1.40  Legal Opinion of Seller's Counsel...............................   6
     1.41  Minimum.........................................................   6
     1.42  Minimum Net Equity..............................................   6
     1.43  Multiemployer Plan..............................................   6
     1.44  Ordinary Course of Business.....................................   6
     1.45  Per Claim Deductible............................................   6
     1.46  PBGC............................................................   6
     1.47  Person..........................................................   7
     1.48  Pre-Closing Tax Period..........................................   7
     1.49  Product Liability Claim.........................................   7
     1.51  Prohibited Transaction..........................................   7
     1.52  Purchase Price..................................................   7
     1.53  Recent Financial Statements.....................................   7
     1.54  Securities Act..................................................   7
     1.55  Security Interest...............................................   7
     1.56  Seller..........................................................   7
     1.57  Seller's Accountants............................................   8
     1.58  Shares..........................................................   8
     1.59  Subject Transactions............................................   8
     1.60  Subsidiary or Subsidiaries......................................   8
     1.61  Tax Authority...................................................   8
     1.62  Tax or Taxes....................................................   8
     1.63  Tax Reserve.....................................................   8
     1.64  Tax Return......................................................   8
     1.65  Tenant Leases...................................................   8
     1.66  Third Party Claim...............................................   8

ARTICLE 2
PURCHASE AND SALE OF SHARES................................................   9
     2.1  Purchase and Sale of Shares......................................   9
     2.2  Purchase Price...................................................   9
     2.3  Cash Dividend to the Seller......................................  10
     2.4  Minimum Net Equity of Company and its Subsidiaries...............  10

ARTICLE 3
WARRANTIES AND REPRESENTATIONS OF THE SELLER AND API.......................  11
     3.1  Organization, Qualification, and Corporate Power.................  11
     3.2  Authorization....................................................  12
     3.3  Capitalization...................................................  12
     3.4  Noncontravention.................................................  12
     3.5  Brokers' Fees....................................................  13
     3.6  Title to Tangible Assets.........................................  13

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
     3.7   Subsidiaries....................................................  13
     3.8   Financial Statements............................................  14
     3.9   Subsequent Events...............................................  14
     3.10  Undisclosed Liabilities.........................................  17
     3.11  Legal Compliance................................................  17
     3.12  Tax Matters.....................................................  17
     3.13  Real Property...................................................  19
     3.14  Intellectual Property...........................................  20
     3.15  Tangible Assets.................................................  24
     3.16  Inventory.......................................................  24
     3.17  Contracts.......................................................  24
     3.18  Notes and Accounts Receivable...................................  26
     3.19  Powers of Attorney..............................................  26
     3.20  Litigation......................................................  26
     3.21  Employee Benefits...............................................  27
     3.22  Environment, Health, and Safety.................................  29
     3.23  Employment Relations............................................  30
     3.24  Insurance.......................................................  30
     3.25  No Other Agreements to Sell.....................................  31
     3.26  Books and Records...............................................  31
     3.27  Product Warranty................................................  31
     3.28  Affiliated Transactions.........................................  31
     3.29  Accuracy of Representations.....................................  31

ARTICLE 4
WARRANTIES AND REPRESENTATIONS OF BUYER....................................  32
     4.1   Organization....................................................  32
     4.2   Authorization of Transaction....................................  32
     4.3   Noncontravention................................................  32
     4.4   Brokers' Fees...................................................  32
     4.5   Investment......................................................  32

ARTICLE 5
COVENANTS AND AGREEMENTS...................................................  33
     5.1   Full Access.....................................................  33
     5.2   Confidentiality.................................................  33
     5.3   Notices and Consents............................................  33
     5.4   Operation of Business...........................................  34
     5.5   Publicity.......................................................  34
     5.6   Covenant to Satisfy Conditions..................................  34
     5.7   Supplements to Disclosure Schedule..............................  34
     5.8   Further Assurances..............................................  34
     5.9   Amounts due to or from the Company..............................  35

                                      iii
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
     5.10 Exclusivity...................................................... 35
     5.11 Certain Tax Matters.............................................. 36
          (a)  Taxes of Other Persons...................................... 36
          (b)  Returns for Periods Through the Closing Date................ 36
          (c)  Tax Periods Beginning Before and Ending After
               the Closing Date............................................ 37
          (d)  Audits...................................................... 37
          (e)  Distributions and Restructuring............................. 37
          (f)  Events on Closing Date...................................... 37
          (g)  No New Accounting Method.................................... 37
          (h)  No Tax Election............................................. 37
          (i)  Indemnification for Post-Closing Transactions............... 38
          (j)  Post-Closing Transactions not in the Ordinary Course........ 38
     5.12 Burbank Airport Industrial Center Lease.......................... 38
     5.13 Litigation Cooperation........................................... 38
     5.14 Post Retirement Liability........................................ 38
     5.15 Toulouse Operation............................................... 38
     5.16 Restrictive Covenant............................................. 39
     5.17 Permit Transfer, Assignment or Reissuances....................... 40
     5.18 U.S. Pension and Cafeteria Plans................................. 40
     5.19 U.K. Pension Scheme.............................................. 42
     5.20 Long-Term Disability............................................. 42
     5.21 Stock Options.................................................... 42
     5.22 Transfer of Intellectual Property................................ 42
     5.23 Non-Competition Agreements....................................... 42
     5.24 ATMA Claims...................................................... 42
     5.26 Inactive Subsidiaries............................................ 43

ARTICLE 6
CONDITIONS TO OBLIGATIONS OF BUYER......................................... 43
     6.1  Representations and Warranties True.............................. 43
     6.2  Performance...................................................... 43
     6.3  No Proceeding or Litigation...................................... 44
     6.4  No Injunction.................................................... 44
     6.5  Deliveries At or Prior to Closing................................ 44
     6.6  Consents......................................................... 45
     6.7  Distributions and Restructuring.................................. 45
     6.8  Estoppel Letters................................................. 45
     6.9  Transactions with Affiliates..................................... 46
     6.10 Minimum Net Equity............................................... 46
     6.11 Assignment of Existing Non-Competition Agreements................ 46

                                       iv
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
ARTICLE 7
CONDITIONS TO OBLIGATIONS OF SELLER.......................................  46
     7.1   Representations and Warranties True............................  46
     7.2   Performance....................................................  46
     7.3   No Proceeding or Litigation....................................  46
     7.4   No Injunction..................................................  46
     7.5   Deliveries By Buyer At Closing.................................  47
     7.6   Consents.......................................................  47
     7.7   Distributions..................................................  47

ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND
WARRANTIES; INDEMNIFICATION...............................................  48
     8.1   General........................................................  48
     8.2   Survival.......................................................  48
     8.3   Indemnification Covenants of Seller and API....................  48
     8.4   Indemnification Covenants of Buyer.............................  49
     8.5   Claims for Indemnification.....................................  50
     8.6   Indemnification Payments.......................................  52
     8.7   Exclusive Remedy...............................................  52
     8.8   Limitations....................................................  52

ARTICLE 9
TERMINATION; REMEDIES.....................................................  52
     9.1   Right to Terminate.............................................  52
     9.2   Rights on Termination..........................................  53

ARTICLE 10
MISCELLANEOUS PROVISIONS..................................................  53
     10.1  Amendment......................................................  53
     10.2  Waiver and Compliance..........................................  53
     10.3  Expenses.......................................................  53
     10.4  Notices........................................................  54
     10.5  Assignment.....................................................  54
     10.6  Governing Law..................................................  55
     10.7  Counterparts...................................................  55
     10.8  Entire Agreement...............................................  55
     10.9  Third Parties..................................................  55
     10.10 Severability...................................................  55
     10.11 Certain Rules of Construction..................................  55

                           STOCK PURCHASE AGREEMENT

     Agreement entered into on as of April 28, 2000, by and between Hutchinson S.A., a societe anonyme organized under the laws of France (the "Buyer") on the one hand, and Applied Power Inc., a Wisconsin corporation ("API"), and Applied Power Investments II, Inc., a Nevada corporation (the "Seller"), on the other hand.

     The Seller owns all of the outstanding capital stock of Barry Wright Corporation, a Massachusetts corporation (the "Company").

     This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Company in return for cash.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------

     In addition to the other definitions contained herein, the following definitions shall apply for purposes of this Agreement.

     1.1 Affiliate. An "Affiliate" of a legal entity means (a) any Person who directly or indirectly controls, is controlled by or is under common control with such legal entity, (b) any Person who is a director or officer of, member in or trustee of, or who serves in a similar capacity with respect to, such legal entity, or (c) any Person who directly or indirectly is the beneficial owner of 10% or more of any securities or other ownership interests of such legal entity. An "Affiliate" of an individual means (i) any family member of such individual or (ii) any corporation, partnership, limited liability company, trust or other legal entity for which such individual or any such family member serves as an officer, director, partner, manager, trustee or in a similar capacity. For purposes of the foregoing, control means the ownership of or right to vote more than fifty percent (50%) of the voting shares or other interests of a legal entity or the legal or contractual right to elect a majority of a legal entity's board of directors or other supervisory body.

     1.2 Affiliated Group. "Affiliated Group" means any affiliated group within the meaning of Code (S)1504 or any similar group defined under a similar provision of state, local or foreign law.

     1.3  API.  "API" has the meaning set forth in the preface above.

     1.4 ATMA Claim. "ATMA Claim" means any claims arising from, in connection with or as a result of the Barry Control-Aerospace ATMA redesign and part replacement for

ATMA parts sold to airlines by Company or any Subsidiary prior to Closing, including, without limitation, ATMA redesign and part replacement for Midwest Express Airlines and Northwest Airlines and redesign on the Boeing 717.

     1.5 Business. "Business" means the business of the Company currently conducted through both its Barry Aerospace division and the Barry Controls Defense/Industrial division and includes (i) the design, development, manufacture and sale of vibration and noise control engineer products for aviation applications and (ii) the design, development, manufacture and sale of shock and vibration isolation engineered products for use in the truck, defense, medical equipment and other industrial markets, respectively.

     1.6  Buyer.  "Buyer" has the meaning set forth in the preface above.

     1.7 Cash. "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     1.8 Closing. "Closing" means the closing of the transaction provided for in this Agreement which shall take place at the offices of Quarles & Brady LLP, 411 E. Wisconsin Avenue, Milwaukee, Wisconsin commencing at 10:00 a.m. central daylight time on such date as the Buyer, API and Seller may agree upon, but not later than July 15, 2000.

     1.9 Closing Date. "Closing Date" means the date on which the Closing occurs.

     1.10 Code. "Code" means the U.S. Internal Revenue Code of 1986, as amended.

     1.11 Common Stock. "Common Stock" shall mean the Company's common stock, par value, $1.00 per share.

     1.12 Company.  "Company" has the meaning set forth in the preface above.

     1.13 Company Leases. "Company Leases" has the meaning set forth in Section 3.13.

     1.14 Company Plan. "Company Plan" means any Employee Benefit Plan (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by API, the Seller, the Company or any ERISA Affiliate on behalf of any employee, director or shareholder of the Company (whether current, former or retired) or their beneficiaries or (ii) with respect to which API, the Seller, the Company or any ERISA Affiliate has or has had within the past six (6) years any obligation on behalf of any such employee, director, shareholder or beneficiary.

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     1.15  Company Property. "Company Property" means all real property
(including without limitation, all land and improvements thereon) owned or leased by the Seller, API, the Company, the Subsidiaries or any of their respective Affiliates which is primarily used in the Business.

     1.16 Confidential Information. "Confidential Information" means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public.

     1.17 Disclosure Schedule. "Disclosure Schedule" means the disclosure schedule dated the date of this Agreement which has been executed by API and the Seller and delivered to Buyer contemporaneously with the execution and delivery of this Agreement, as the same may be amended from time to time after the date of this Agreement and on or prior to the Closing Date in accordance with the terms of this Agreement.

     1.18 Distributions and Restructuring. "Distributions and Restructuring" means (i) the sale by Barry Controls Corporation of 49 percent of the capital stock of Barry Controls Gmbh to Applied Power Gmbh, (ii) the assignment and transfer by Wright Line Inc. to Company of all the issued and outstanding capital shares of Applied Power Gmbh (including all direct and indirect subsidiaries of Applied Power Gmbh), (iii) the assignment and transfer by API of all of the issued and outstanding capital shares of Barry Wright Corporation to Applied Power Investments II, Inc., (iv) the transactions by which preferred stock of Wright Line Inc. is assigned and transferred to API by Affiliates of API and then assigned and transferred by API to Seller and then assigned and transferred by Seller to the Company, (v) the recapitalization of the preferred stock of Wright Line Inc. into common stock of Wright Line Inc., (vi) the merger, conversion and continuation of Wright Line Inc. into APW Ltd., a Bermuda corporation, (vii) the assignment and transfer by the Company to Seller of all the issued and outstanding shares of APW Ltd. (including all direct and indirect subsidiaries of APW Ltd.), (viii) the assignment and transfer by the Company to Seller of all the issued and outstanding shares of Applied Power Gmbh, (ix) the assignment and transfer of all of the issued and outstanding shares of APW Ltd. by Seller to API and then by API to its shareholders, (x) the assignment and transfer by the Company to Seller of all executive life insurance policies (including policy loans) and (xi) the assignment and transfer by Company to Seller of all rights to any amount recoverable from Oracle Corp. and credit to be provided by Oracle Corp. in connection with the settlement of claims Company has against Oracle Corp.

     1.19 Employee Benefit Plan. "Employee Benefit Plan" means any Employee Pension Benefit Plan, Employee Welfare Benefit Plan and any other bonus, profit sharing, group personal pension plan, pension, severance, deferred compensation, fringe benefit, post-retirement, health, life, stock option, stock purchase, restricted stock, tuition refund, relocation, disability, accident, sick, vacation, holiday, termination, unemployment, individual employment, change in control, noncompetition, and other plans, agreements, policies, trust

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funds or arrangements (whether written or unwritten, insured or self-insured, domestic or foreign).

     1.20 Employee Pension Benefit Plan. "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     1.21 Employee Welfare Benefit Plan. "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     1.22 Encumbrances. "Encumbrances" means Security Interests, options, restrictions (including any voting agreements, restrictions on voting rights or rights of disposition), claims, or third party rights of whatever nature.

     1.23 Environmental, Health, and Safety Laws. "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, charges and ordinances of federal, state, local, and foreign governments (and all agencies thereof), including the common law, concerning injury to or pollution or protection of the environment, public health and safety, or employee health and safety, including laws and regulations relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes or substances into ambient air (including indoor air), surface water, ground water, or lands or property (including interiors of buildings) otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     1.24 ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.25 ERISA Affiliate. "ERISA Affiliate" means any entity that would be deemed a "single employer" with API, the Seller or the Company under Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

     1.26 Financial Statements. "Financial Statements" has the meaning set forth in Section 3.8 below.

     1.27 Foreign Employee Plan. "Foreign Employee Plan" means any employee scheme or arrangement mandated by a government other than the United States and any Employee Benefit Plan that is not subject to United States law and which is maintained or contributed to by API, the Seller, the Company or any ERISA Affiliate.

     1.28 GAAP. "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     1.29 Hazardous Substances. "Hazardous Substances" means any petroleum, petroleum products, petroleum-derived substances, radioactive materials or any materials containing asbestos, pesticides and any chemicals, materials or substances regulated under any Environmental, Health, and Safety Laws, or defined as or included in the definition of "hazardous substances," "hazardous wastes," "extremely hazardous substances," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "contaminants," or any similar denomination intended to classify or regulate such chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability, corrosivity or reactivity or other characteristics under any Environmental, Health, and Safety Laws.

     1.30 HSR Act. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.31 Hutchinson. "Hutchinson" has the meaning set forth in the preface above.

     1.32 Inactive Subsidiaries. "Inactive Subsidiaries" means Visuflex Company, Barry Wright Investment Corp., Barry Wright (UK) Ltd., BW Pension Plan Trustees Ltd. and Barry Wright International Corporation.

     1.33  Indemnified Party.  "Indemnified Party" has the meaning set forth in
Section 8.1 below.

     1.34  Indemnifying Party. "Indemnifying Party" has the meaning set forth in
Section 8.1 below.

     1.35 Intellectual Property. "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related

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documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     1.36 Intellectual Property License. "Intellectual Property License" means all licenses, sublicenses or agreements, except those contained in any vendor or customer agreements, that in any way affect the rights of the Company and the Subsidiaries to any of their Intellectual Property of the Company and the Subsidiaries.

     1.37  Isolator Division.  "Isolator Division" has the meaning set forth in
Section 5.15.

     1.38 Knowledge. "Knowledge" means actual knowledge of the directors or officers of Company or Seller or the officers of API (including Richard Sim) as the case may be after reasonable inquiry and the actual knowledge of the directors of API.

     1.39 Legal Opinion of Buyer's Counsel. "Legal Opinion of Buyer's Counsel" means the legal opinions of Proskauer Rose LLP in substantially the forms attached as Exhibit 1.39 hereto.

     1.40 Legal Opinion of Seller's Counsel. "Legal Opinion of Seller's Counsel" means a legal opinion of Quarles & Brady LLP in substantially the form attached as Exhibit 1.40 hereto.

     1.41  Minimum.  "Minimum has the meaning set forth in Section 8.8 hereof.

     1.42  Minimum Net Equity.    "Minimum Net Equity" means the amount by which
the total assets of the Company and its Subsidiaries and the Isolator Division exceed the total liabilities of the Company and its Subsidiaries and the Isolator Division, provided that for this purpose the term "total liabilities" shall not include short term borrowings, current portion of long term debt, long term debt and income taxes payable.

     1.43 Multiemployer Plan. "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

     1.44 Ordinary Course of Business. "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     1.45 Per Claim Deductible. "Per Claim Deductible" has the meaning set forth in Section 8.8 hereof.

     1.46  PBGC.  "PBGC" means the Pension Benefit Guaranty Corporation.

     1.47 Person. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     1.48 Pre-Closing Tax Period. "Pre-Closing Tax Period" means (i) any taxable period ending at or before the close of the Closing Date and (ii) the portion of any taxable period which begins on or before and ends after the Closing Date, comprising the period beginning on the first day of such period and ending at the close of the Closing Date. The income allocable to a Pre-Closing Tax Period described in clause (ii) of the preceding sentence shall be apportioned to such period in the manner described in the last sentence of paragraph 5.11(b).

     1.49 Product Liability Claim. "Product Liability Claim" means any claim alleging bodily injury, property damage or both which has been caused by (or alleged to be caused by) any defect in the design, manufacture or assembly of a product of the Company or the Subsidiaries or has been caused by any other act or omission of the Company or any Subsidiary with respect to such product.

     1.50 Product Warranty Claim. "Product Warranty Claim" means any claim (other than the ATMA Claim) alleging any defect, deviation or other non-conformity of a product of the Company or the Subsidiaries with (x) any product warranty made (or alleged to have been made) by the Company or the Subsidiaries,
(y) any purchase order, agreement or contractual provision or (z) any statute, rule or regulation.

     1.51 Prohibited Transaction. "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     1.52 Purchase Price. "Purchase Price" means cash in the amount of US $157,500,000.

     1.53 Recent Financial Statements. "Recent Financial Statements" has the meaning set forth in Section 3.8 below.

     1.54 Securities Act. "Securities Act" means the Securities Act of 1933, as amended.

     1.55 Security Interest. "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, and (c) purchase money liens and liens securing rental payments under capital lease arrangements.

     1.56  Seller.  "Seller" has the meaning set forth in the preface above.

     1.57  Seller's Accountants. "Seller's Accountants" mean
PricewaterhouseCoopers LLP.

     1.58 Shares. "Shares" means all of the issued and outstanding shares of capital stock of the Company.

     1.59 Subject Transactions. "Subject Transactions" means the transactions contemplated by this Agreement.

     1.60 Subsidiary or Subsidiaries. "Subsidiary" means either Barry Controls Corporation, a Delaware corporation, or Barry Controls Limited, a United Kingdom corporation, and "Subsidiaries" means Barry Controls Corporation, a Delaware corporation, and Barry Controls Limited, a United Kingdom corporation.

     1.61 Tax Authority. "Tax Authority" means any federal, national, foreign, state, municipal or other local government, or any subdivision, agency, commission or authority thereof, of any quasi-governmental body or other authority exercising any taxing or tax regulatory authority.

     1.62 Tax or Taxes. "Tax or Taxes" means all forms of taxes, including all federal, state, county and local income (whether net or gross), gross receipts, capital stock, franchise, corporation profits, capital gains, withholding, social security, unemployment, workers compensation, real property, personal property, excise, license, severance, stamp, windfall profits, environmental (including taxes under Code Section 59A), custom duties, occupation, sales, use, transfer, value added, alternative minimum or other taxes, including any interest, penalty or addition thereto.

     1.63 Tax Reserve. "Tax Reserve" means the amount of current Taxes (excluding any provision for deferred Taxes) reflected as a liability on the Recent Financial Statements.

     1.64 Tax Return. "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Taxes.

     1.65 Tenant Leases. "Tenant Leases" has the meaning set forth in Section 3.13.

     1.66  Third Party Claim.  "Third Party Claim" has the meaning set forth in
Section 8.5(b) below.

                                   ARTICLE 2
                          PURCHASE AND SALE OF SHARES
                          ---------------------------

     2.1 Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement (and based on the representations, warranties, covenants and agreements set forth in this Agreement), the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Shares for the consideration specified below in this Section 2.

     2.2  Purchase Price.

          (a) The Buyer agrees to pay to the Seller at the Closing the Purchase Price by delivery of cash for the Purchase Price payable by wire transfer or delivery of other immediately available funds to an account or accounts designated by Seller.

          (b) At the Closing, API and the Seller shall deliver to the Buyer two irrevocable letters of credit issued by U.S. Bank, National Association to secure API and/or the Seller's indemnification obligations under this Agreement. The first letter of credit shall be in the face amount of $5,000,000 and shall be substantially in the form of Exhibit 2.2A hereto (the "Tax Claim Letter of Credit"). The Tax Claim Letter of Credit shall secure solely the indemnification obligations of API and the Seller contained in (i) Section 5.11 and (ii) Section 8.3(a) to the extent, and solely to the extent, that indemnification is required under said Section 8.3(a) due to a breach of the representations and warranties contained in Section 3.12 hereof (in either instance, the claim to which any such indemnification relates is referred to herein as a "Tax Claim"). The second letter of credit shall be in the face amount of $2,500,000 and shall be substantially in the form of Exhibit 2.2B hereto (the "Non-Tax Claim Letter of Credit" and, collectively with the Tax Claim Letter of Credit, the "Letters of Credit"). The Non-Tax Claim Letter of Credit shall secure any and all claims for indemnification made by the Buyer hereunder that is not a Tax Claim (a "Non-Tax Claim" and, collectively with a Tax Claim, a "Claim").

The Buyer agrees that it will not draw under any Letter of Credit unless (w) API and the Buyer agree that a Claim is payable, (x) the Buyer obtains a final, nonappealable judgment that a Claim is payable, (y) in the case of the Tax Claim Letter of Credit, the Buyer has notified API in writing of a Tax Claim, and the amount of the Tax Claim exceeds the amount to which the Letter of Credit will by its terms reduce, in which case the Buyer shall be entitled, no sooner than 30 days prior to the scheduled date of reduction, to draw the difference between the Tax Claim and the amount to which the Tax Claim Letter of Credit is to be reduced; provided, however, that nothing in this clause (y) shall preclude the Buyer from simultaneously making any drawing under the Tax Claim Letter of Credit pursuant to the following subsection (z), or (z) (i) in the case of the Non-Tax Claim Letter of Credit, the Buyer has notified API of a Non-Tax Claim and the Non-Tax Claim Letter of Credit will expire within 30 days or (ii) in the case of the Tax Claim Letter of Credit, the Tax Claim Letter of Credit will expire within 30 days; provided that, in the case of draws permitted by subsections (y) or (z) above, API shall have the right to deliver to the Buyer an original amendment to the relevant Letter of Credit extending the date of its reduction or expiry and, if API delivers an amendment to the relevant Letter of Credit extending its date of reduction or expiry, the Buyer shall have no right to draw under the relevant Letter of Credit solely by reason of the events described in subsections (y) or (z) until at least 10 days before the extended date of reduction or expiry.

     2.3 Cash Dividend to the Seller. Immediately prior to the Closing, but subject to Section 2.4(a), the Seller will cause the Company to pay the Seller an amount (and may cause each Subsidiary of the Company to pay to the Company any necessary component thereof) equal to the Seller's good faith estimate of the consolidated Cash of the Company and the Subsidiaries as of the Closing. The Seller may cause (i) the Company to make any such payment to it in the form of a dividend or a redemption and (ii) any Subsidiary of the Company to make any such payment to the Company in the form of a dividend or a redemption. Any payment pursuant to this Section 2.3 shall be subject to the indemnity in Section 5.11(a).

     2.4  Minimum Net Equity of Company and its Subsidiaries.

          (a) API and the Seller, jointly and severally, guarantee to the Buyer that the Minimum Net Equity as of the Closing Date will be at least US $40,773,519.

          (b) API and the Seller shall prepare a consolidated balance sheet (the "June Balance Sheet") and statement of income of Company and its subsidiaries as of and for the period beginning September 1, 1999 and ended after June 1, 2000, but prior to June 10, 2000 (the date between June 1, 2000 and June 10, 2000 selected by API and Seller is referred to herein as the "Applicable Balance Sheet Date") and such balance sheet and statement of income are referred to collectively as the "June Financial Statements". The June Balance Sheet shall be prepared based upon the results of a physical inventory to be conducted on or about the Applicable Balance Sheet Date and otherwise in accordance with the accounting assumptions, methodologies principles and procedures used to prepare the Recent Balance Sheet, including the same procedures as would be applicable if the June Balance Sheet was prepared as of the end of a fiscal month. Also, API shall cause Seller's Accountant's to perform certain agreed upon procedures related to the accounting assumptions, methodologies and principles used to prepare the June Balance Sheet, and such agreed upon procedures shall be reasonably acceptable to Buyer's Accountants (as hereinafter defined) (the "Agreed Upon Procedures Report"). The Seller's Accountants shall propose such agreed upon procedures on or before May 10, 2000 and the Seller's Accountants and Buyer's Accountants shall negotiate in good faith to finalize such agreed upon procedures on or before May 22, 2000. Upon completion of the preparation of the June Balance Sheet by API, API shall deliver the June Financial Statements to Buyer together with Seller's Accountant's Agreed Upon Procedure Report on the accounting assumptions, methodologies used to prepare the June Balance Sheet. The Agreed Upon Procedures Report will analyze the assumptions, methodologies, and principles employed in preparing the June Balance Sheet and note any differences and to the extent practicable quantifying these differences. Based solely upon the June Balance Sheet, the

Seller will deliver its computation of the Minimum Net Equity as of the Applicable Balance Sheet Date, together with all supporting documents relating thereto (including the June Financial Statements and the Agreed Upon Procedures Report), to the Buyer at least ten (10) days prior to the Closing Date. API and the Seller shall grant to Buyer and Arthur Andersen LLP, certified public accountants ("Buyer's Accountants"), full access to the books, records and management of the Company and it Subsidiaries for the purpose of verifying its computation of the Minimum Net Equity, shall permit Buyer's Accountants to observe the physical inventory to be conducted in connection with the Seller's computation of Minimum Net Equity as of the Applicable Balance Sheet Date, and to promptly respond to questions from the Buyer's Accountant's with respect to the computation of the Minimum Net Equity (both prior to the final computation thereof and following the delivery of the June Financial Statements). Notwithstanding anything herein to the contrary, (i) in no event shall the June Balance Sheet be prepared unless all of the events referred to in the definition of the terms Distributions and Restructuring have occurred (other than the events described in clause (ix) thereof) and (ii) if the Closing Date shall occur at any time after July 15, 2000, then all references herein to the Applicable Balance Sheet Date shall be deemed to refer to the last day of the calendar month immediately preceding the Closing Date.

                                   ARTICLE 3
              WARRANTIES AND REPRESENTATIONS OF THE SELLER AND API
              ----------------------------------------------------

     Seller and API jointly and severally make to Buyer the following representations and warranties in this Article 3, except to the extent otherwise disclosed in the Disclosure Schedule.

     Terms used in the Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement. The Disclosure Schedule shall not vary or change the literal meaning of the representations and warranties of API and the Seller in this Agreement, other than creating specific exceptions thereto which are directly responsive to the language of the applicable warranties and representations.

     3.1 Organization, Qualification, and Corporate Power. Each of the Company, the Subsidiaries, API and Seller is a corporation duly organized, validly existing, and in good standing or in "current" status under the laws of the jurisdiction of its incorporation. Each of the Company, Subsidiaries, API and Seller (to the extent, in the case of API and Seller, that they conduct any portion of the Business) is duly authorized to conduct business and is in good standing or in "current" status under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of the Company and the Subsidiaries taken as a whole. Each of the Company, the Subsidiaries, API and Seller (to the extent, in the case of API and Seller, that they conduct any portion of the Business) has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

Section 3.1 of the Disclosure Schedule lists the directors and officers of each of the Company and the Subsidiaries. The Seller has provided to the Buyer complete and correct copies of the Certificates of Incorporation and By-laws (or comparable governing instruments) of the Company and the Subsidiaries, each as amended to the date hereof. The Certificates of Incorporation and By-laws (or comparable governing instruments) so delivered are in full force and effect. The Seller has also provided or made available to the Buyer true, correct and complete copies of the minute books of the Company and the Subsidiaries (containing the records of meetings of stockholders, the board of directors, and any committees of the board of directors), their respective stock certificate books and their respective stock record books.

     3.2 Authorization. The Seller and API have full corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder, including the selling and transferring of the Shares to the Buyer. This Agreement has been duly executed and delivered by Seller and API and constitutes the valid and legally binding obligations of the Seller and API, enforceable in accordance with its terms and conditions.

     3.3 Capitalization. The entire authorized capital stock of the Company consists of 15,000,000 shares of common stock, of which 15,000,000 shares are issued and outstanding and no shares of common stock are held in the treasury. The Company has not authorized any other class of stock. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, pre-emptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.

     3.4 Noncontravention. Except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the Subject Transactions, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company and the Subsidiaries, API or the Seller is subject or any provision of the charter or bylaws of any of the Company and the Subsidiaries, API or the Seller, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Company and the Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice would not have a material adverse effect on the business or financial condition of the Company and the Subsidiaries taken as a whole or on the ability of the parties to consummate the transactions contemplated by this Agreement or (c) result in the creation of a Security Interest in the assets of the Company or the Subsidiaries. Except for the HSR Act and any similar foreign law and as set forth in Section 3.4 of the Disclosure Schedule, none of the Company or the

Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of the Company and the Subsidiaries taken as a whole or on the ability of the parties to consummate the transactions contemplated by this Agreement.

     3.5 Brokers' Fees. Except as set forth in Section 3.5 of the Disclosure Schedule, none of the Company or the Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     3.6 Title to Tangible Assets. Except as set forth in Section 3.6 of the Disclosure Schedule, the Company and the Subsidiaries have good title to, or a valid leasehold interest in, the tangible assets they use regularly in the conduct of their businesses free from any Security Interest. Except for sales of inventory in the Ordinary Course of Business and as disclosed in Section 3.6 of the Disclosure Schedule, since August 31, 1999, none of the Company or the Subsidiaries has sold, leased, transferred or assigned any material tangible assets. Except as set forth in Section 3.6 of the Disclosure Schedule, neither API nor the Seller or any of their respective Subsidiaries own or have any leasehold interest in any tangible assets used in the conduct of the Business. At closing, subject to Section 5.15, the Company and the Subsidiaries will own and possess all of the tangible assets located at the facilities in Brighton, Massachusetts, Burbank, California, Hersham England and Toulouse, France.

     3.7 Subsidiaries. Section 3.7 of the Disclosure Schedule sets forth for each Subsidiary (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. The Company holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, free from all Encumbrances. Other than the Subsidiaries and the Inactive Subsidiaries, the Company has no subsidiaries and no other equity investment in any corporation, partnership or other entity or any obligation or right to make any investment in any corporation, partnership or other entity, and is not a participant in any joint venture or similar arrangement with any other Person. After giving effect to the Distributions and restructuring, the Company will have no liabilities of any nature whatsoever not directly and solely related to the Business. The Inactive Subsidiaries are inactive corporations that do not conduct any operations and have no liabilities. Barry Controls Corporation is a holding corporation, the only activity of which is its ownership of 49% of

Barry Controls GmBH. No Person that prior to the Distributions and Restructuring was a subsidiary of the Company conducts any part of the Business.

     3.8 Financial Statements. Attached hereto as Schedule 3.8 of the Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidated balance sheets and statements of income as of and for the fiscal years ended August 31, 1997, August 31, 1998, and August 31, 1999 for the Company and the Subsidiaries; and
(ii) unaudited consolidated balance sheets and statements of income (the "Recent Financial Statements") as of and for the six months ended March 31, 2000 for the Company and the Subsidiaries. Except as set forth in Section 3.8 of the Disclosure Schedule, the Financial Statements are (x) true, complete and correct in all material respects, (y) are in accordance with the books and records of the Company and the Subsidiaries as of the dates and for the periods indicated and (z) have been prepared substantially in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company and the Subsidiaries as of such dates and the results of operations of the Company and the Subsidiaries for such periods. The unaudited consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2000 is sometimes referred to herein as the Recent Balance Sheet. The Recent Balance Sheet includes the assets and liabilities of the Isolator Division.

     3.9 Subsequent Events. Since August 31, 1999, each of the Company and the Subsidiaries has operated its business in the Ordinary Course of Business and there has not been any material adverse change in the Business or the financial condition of the Company and the Subsidiaries taken as a whole. Without limiting the generality of the foregoing, since that date and except as set forth in
Section 3.9 of the Disclosure Schedule:

          (a) none of the Company and the Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible (including Intellectual Property), outside the Ordinary Course of Business except for the Distributions and Restructuring, the distributions pursuant to Section 2.3 hereof and the transactions to be implemented pursuant to Section 5.9 hereof;

          (b) none of the Company and the Subsidiaries has entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

          (c) no party (including any of the Company or the Subsidiaries or the Seller or API with respect to the Business) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any of the Company and the Subsidiaries is a party or by which any of them is bound;

          (d) none of the Company and the Subsidiaries has imposed or suffered to exist any Security Interest upon any of its material assets, tangible or intangible;

          (e) none of the Company and the Subsidiaries has made any capital expenditures in excess of $75,000;

          (f) none of the Company and the Subsidiaries has made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

          (g) the Company and the Subsidiaries have not created, incurred, assumed, or guaranteed more than $75,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

          (h) none of the Company and the Subsidiaries has granted any material Intellectual Property License;

          (i) there has been no change made or authorized in the charter or bylaws of any of the Company and the Subsidiaries;

          (j) none of the Company or the Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (k)  except for the Distributions and Restructuring and as provided in
Section 2.3 and Section 5.9 hereof, none of the Company or the Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (l) none of the Company and the Subsidiaries has experienced any material, damage, destruction, or loss (whether or not covered by insurance) to its property;

          (m) none of the Company and the Subsidiaries has made any loan to, or entered into any other transaction with, any of its (i) employees outside the Ordinary Course of Business or (ii) directors or officers;

          (n) none of API or the Seller with respect to the Business nor the Company, the Subsidiaries or any ERISA Affiliate has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement with any employee of the Company or its Subsidiaries, outside the Ordinary Course of Business;

          (o) none of API or the Seller with respect to the Business nor the Company or any ERISA Affiliate has granted any increase in the base compensation or made any other material change in employment terms of any of the directors, officers, and employees of the Company and its Subsidiaries outside the Ordinary Course of Business;

          (p) none of API or the Seller with respect to the Business nor the Company or any ERISA Affiliate has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees of the Company and its Subsidiaries (or taken any such action with respect to any other Employee Benefit Plan);

          (q) there has been no commencement of any claim, cause of action, investigation or proceeding against or with respect to the Company, the Subsidiaries or the Business;

          (r) there has not been any sale, assignment, lease or other transfer of any properties, Intellectual Property or assets of the Company or the Subsidiaries, other than in the Ordinary Course of Business;

          (s) there has not been any change by the Company or the Subsidiaries in accounting principles, practices or methods, except for any change required by reason of a change in GAAP;

          (t) to the Knowledge of API, there has not been any statute, rule, or regulation adopted which materially adversely affects the Company, the Subsidiaries or the Business;

          (u) there has not been any revaluation by the Company or the Subsidiaries of any of its respective assets, including, without limitation, write-offs of accounts receivable, other than in the Ordinary Course of Business;

          (v) there has not been any strike or work stoppage or slowdown or loss of employees or customers;

          (w) there has not been any forgiveness or cancellation of any debts or claims or terminated or waived any material rights of value to the Business;

          (x) there has not been any loss, nor has the Seller, the Company or the Subsidiaries become aware of any prospective loss, of any management or other key personnel (including, without limitation, any such loss as a result, or in anticipation, of the consummation of the transactions contemplated by this Agreement);

          (y) there has been no grant of any severance or termination pay to any director, executive officer or key employee of the Company or the Subsidiaries;

          (z) there has not been any material adverse change in the financial or other condition, commitments, assets, liabilities or earnings of the Company, the Subsidiaries or the Business; and

          (aa) none of the Company and the Subsidiaries has committed to any of the foregoing.

     3.10 Undisclosed Liabilities. To the Knowledge of API, none of the Company, the Subsidiaries or any of the Inactive Subsidiaries have any material indebtedness, liability or obligation (whether accrued, absolute, contingent or otherwise and whether due or to become due), except for (i) liabilities reflected in the Recent Balance Sheet, (ii) liabilities which have arisen after the Recent Balance Sheet in the Ordinary Course of Business, and (iii) liabilities described in Section 3.10 of the Disclosure Schedule.

     3.11 Legal Compliance. Except as set forth in Section 3.11 of the Disclosure Schedule, each of the Company, the Subsidiaries and the Business has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the business or financial condition of the Company and the Subsidiaries taken as a whole. Section 3.11 of the Disclosure Schedule contains a complete and correct list of substantially all of the permits, licenses (except motor vehicle licenses) and governmental authorizations issued to the Company, any of its Subsidiaries or the Seller or any of its Affiliates relating to the Business. Except as set forth in Section 3.11 of the Disclosure Schedule, neither the Company nor the Subsidiaries has received any notice, written or otherwise, of any asserted violation of any laws or any investigation or review by any governmental entity that is pending or contemplated with respect thereto, nor, to the Knowledge of the Company and the Subsidiaries is there any reason to anticipate that any presently existing circumstances are likely to result in any such violation, default or non-compliance. Neither the Company nor the Subsidiaries, nor any director, officer, administrator or employee of the Company or the Subsidiaries acting for or on behalf of the Company or the Subsidiaries, has paid or caused to be paid, or received or caused to be received, directly or indirectly, in connection with the business of the Company or the Subsidiaries: (i) any bribe, kickback or other similar payment to any governmental entity or any agent of any supplier or customer or (ii) except in compliance with applicable law, any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers).

     3.12 Tax Matters.

          (a) All Tax Returns required to be filed on or before the date hereof by, or with respect to the Company and each of its Subsidiaries including, without limitation, all Tax Returns of the Affiliated Group of which Company is a member have been filed. All such Tax

Returns were prepared in compliance with all applicable laws and regulations and were true, complete and correct in all material respects. All Taxes (whether or not shown on any Tax Return) owed by, or with respect to, the Company and each of its Subsidiaries, including, without limitation, all Taxes owed by the Affiliated Group of which Company is member, have been timely paid or there is an adequate reserve therefor on the books and records of account of the Company and its Subsidiaries.

          (b) Section 3.12(b) of the Disclosure Schedule indicates those income Tax Returns that currently are the subject of audit.

          (c) None of the Company or the Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

          (d) None of the Company or the Subsidiaries is a party to any income Tax allocation or sharing agreement.

          (e) Since the Company was acquired by API, neither the Company nor any of the Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is API.

          (f) All Taxes (whether or not shown on any Tax Return) owed or accrued by or with respect to the Company or any of its Subsidiaries, including without limitation, all income or franchise taxes owed by the Affiliated Group of which Company is a member on or before the date hereof, have been timely paid, or (i) there is an adequate Tax Reserve for the payment of such Taxes and (ii) there is an adequate provision for current taxes on the books and records of account of the Company and its Subsidiaries consistent with past custom and practice. Neither the Company nor any of its Subsidiaries have incurred or accrued any liability for Tax of any nature (matured, unmatured, fixed or contingent since the date of the Recent Financial Statements), except for those Taxes incurred or accrued in the Ordinary Course of Business and those Taxes incurred or accrued in connection with the Distributions and Restructuring.

          (g) Neither the Company nor any of its Subsidiaries has made, or will become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (determined without regard to subsection (b)(4) thereof).

          (h) No power of attorney, which is currently in effect, has been granted with respect to any matter relating to Taxes of the Company or any of its Subsidiaries.

          (i) All Taxes the Company or any of its Subsidiaries is or was obligated to withhold from amounts owing or paid to any past or present employee, shareholder, creditor or other party have been withheld and remitted to the appropriate Tax Authority within the time required by law.

          (j) There is not any agreement or consent made under Section 341(f) of the Code affecting the Company or any of its Subsidiaries.

          (k) No claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries are or may be subject to taxation by that jurisdiction.

          (l) There is no tax lien imposed by any Taxing Authority imposed or outstanding against any asset of the Company or any of its Subsidiaries.

          (m) Neither the Company nor any of its Subsidiaries has entered into any "intercompany transaction", except for the Distributions and Restructuring and transactions pursuant to Sections 2.3 and 5.9 hereof, as to which any item of deferred income or gain has not been restored, and no "excess loss account" exists with respect to the stock of any of its subsidiaries, as those terms are defined in the Treasury Regulations issued under Section 1502 of the Code.

          (n) The Company does not own stock in a passive investment company within the meaning of Section 1296 of the Code. The Company is not required to include in income any amounts pursuant to the provisions of Subpart F of the Code or pursuant to Section 1248 of the Code.

     3.13 Real Property. None of the Seller, API, the Company, the Subsidiaries or any of their respective Affiliates own any real estate used in the conduct of the Business. Disclosure Schedule 3.13 lists all the Company Property and all interests therein. Company or API has a valid and subsisting leasehold interest in the Company Property as indicated on Disclosure Schedule 3.13, and true, correct and complete copies of each lease (and all amendments, supplements, extensions and other modifications thereto) granting such leasehold interests have been furnished to Buyer (the "Company Leases"). Company and API have not leased, licensed or entered into any other occupancy agreement (written or oral) with respect to its interests in the Company Property, except as set forth on Disclosure Schedule 3.13 ("Tenant Leases"), and true, correct and complete copies of all written Tenant Leases have been delivered to Buyer. Except as identified in Disclosure Schedule 3.13 or expressly set forth in the Tenant Leases or Company Leases, Company and API have not entered into any agreements (except with Buyer) for the sale, mortgage, pledge, hypothecation, encumbrance, assignment, sublease, lease or other transfer of all or any part of any of any Company Property or any of the rights therein (including, without limitation, any development rights), and no Person (other than API, the Company or the Subsidiaries) has any possessory interest (whether by pursuant to lease, sublease, rental, license, concession or other agreement written or oral now or hereafter in effect) or any right or option to acquire or develop, right of first refusal, right of first offer or purchase option with respect to, the Company Property, any part thereof or any interest therein. Neither Company nor API has been notified that any Company Lease or Tenant Lease is not in full force and effect. Neither Company nor API are, and to the Knowledge of the Seller and API, no other party under the Company Leases or the Tenant Leases is, in material default thereunder, and no event has occurred that, with the giving or notice or the passage of time, or both, would constitute a material default by API, and to the Knowledge of the Seller and API, by any other party under any Company Lease or Tenant Lease. Neither Company nor API has received any notice terminating any Company Lease or Tenant Lease prior to the scheduled termination or expiration date thereof. To the Knowledge of the Seller, Company and API, the Company Property, and the use, operation and maintenance thereof as presently conducted, comply (i) in all material respects with the terms and provisions of all of the material covenants, conditions, restrictions, and the terms and provisions of the Company Leases and (ii) in all material respects with all applicable legal requirements including those relating to land use and zoning.

     3.14 Intellectual Property. Except as set forth in Section 3.14 of the Disclosure Schedule:

          (a) To the Knowledge of API and Seller, none of the Company and the Subsidiaries has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties in any material respect, and none of the Seller, API, Company or the Subsidiaries have received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Company and the Subsidiaries must license or refrain from using any material Intellectual Property rights of any third party) with respect to such Intellectual Property, any trade secret material to any of the Company and the Subsidiaries, or any Intellectual Property License which would materially adversely affect the ability of any of the Company and the Subsidiaries to conduct its business as presently conducted and as proposed to be conducted pursuant to this Agreement. To the Knowledge of the Company and the Subsidiaries, there are no presently existing United States or foreign patents or any patent applications which if issued as patents would be infringed by any activity of said Company and the Subsidiaries. To the Knowledge of API, the Seller and the Company, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of any of the Company and the Subsidiaries in any material respect.

          (b) Section 3.14 of the Disclosure Schedule hereto is a true, correct and complete list of all U.S. and foreign patents, trademarks, and respective applications in which the Company and the Subsidiaries have an interest or which is otherwise used in, the Business. Section 3.14 of the Disclosure Schedule hereto also contains a true, correct and complete list of all Intellectual Property Licenses. In particular, each patent or registration which has been issued or assigned to any of the Company, the Subsidiaries, or API or the Seller or any of their respective Affiliates in the conduct of the Business and will pursuant to Section 5.22 hereof be assigned to the Company, with respect to any of their respective material Intellectual

Property, identifies each pending patent application or application for registration which any of the Company and the Subsidiaries or API or the Seller or any of their respective Affiliates in the conduct of the Business has made with respect to any of its Intellectual Property, and identifies each material Intellectual Property License, which any of the Company, the Subsidiaries or the Seller or any of its other Affiliates with respect to the Business has granted to or has taken from any third party with respect to any of its or said third party's Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications and permissions (as amended to date). Section 3.14(b) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by any of the Company, the Subsidiaries or the Seller or any of its other Affiliates with respect to the Business. With respect to each item of Intellectual Property required to be identified in Section 3.14 of the Disclosure Schedule:

                (i) Except as disclosed in Section 3.14 of the Disclosure Schedule, the Company and the Subsidiaries possess or will possess as of the Closing all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction and further, with respect to any Intellectual Property necessary to conduct its business, each of the Company and the Subsidiaries are the sole and exclusive owners of, or will be as of the Closing and has the exclusive right to use such Intellectual Property, including the Intellectual Property identified in Section 3.14 of the Disclosure Schedule, in its Business; in addition, each of the Company and the Subsidiaries to their Knowledge owns or possesses sufficient licenses or other rights to use all Intellectual Property covered by its patents or patent applications which if issued as patents are necessary to conduct the business of such Company and Subsidiaries as now being conducted and as proposed to be conducted by such Company and Subsidiaries;

                (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

                (iv) no claim other than as disclosed in Section 3.14 of the Disclosure Schedule is currently pending or, to the Knowledge of the Company and the Subsidiaries, has been asserted, or threatened by any third party, nor to the Knowledge of the Company and the Subsidiaries are there any grounds for any claim against any of the Company and the Subsidiaries, (A) to the effect that any operation or activity of any of the Company and the Subsidiaries or the Business presently occurring or contemplated, including, inter alia, the manufacture, use or sale of any software, product, device, instrument, or other material made or used according to the patents or patent applications included in the Intellectual Property or Intellectual Property Licenses, infringes or misappropriates any United States or foreign copyright, patent, trademark, service mark or trade secret; (B) to the effect that any other third party infringes on the Intellectual Property or misappropriates any trade secret or know-how or other proprietary rights material to any of the Company and the Subsidiaries; (C) challenging the ownership, validity or effectiveness of any of the Intellectual Property or trade secret material of such Company and Subsidiaries; or (D) challenging any Intellectual Property or the Intellectual Property Licenses of the Company and the Subsidiaries; and

                (v) To the Knowledge of the Company and the Subsidiaries, there are no presently existing United States or foreign patents or any patent applications which if issued as patents, would be infringed by any activity of any Company and the Subsidiaries or the conduct of the Business.

          (c) With respect to the patents and patent applications listed in
Section 3.14 of the Disclosure Statement hereto (the "Patents and Applications") as part of the Intellectual Property:

                (i) To the Knowledge of the Company and the Subsidiaries, each has been properly prepared and filed on behalf of each of the Company and the Subsidiaries named therein and are being diligently pursued by the Company and the Subsidiaries. The inventions described in the Patents and Applications are assigned or licensed to the Company and the Subsidiaries and no other entity or individual has any right or claim in any of the inventions, Patents and Applications, or any patents to be issued therefrom, except as disclosed in
Section 3.14 of the Disclosure Schedule. None of the Company and the Subsidiaries is aware of any defects in any of the Patents and Applications which would cause any of them to be held invalid or unenforceable. To the Knowledge of the Company and the Subsidiaries, each of the Company and the Subsidiaries named in any of the Patents and Applications has filed in the Patents and Applications to which it is a party all relevant and noncumulative prior art of which it is aware;

                (ii) none of the Company and the Subsidiaries has any knowledge of any objection or proceeding, pending or threatened, that would affect the validity of any patent issued pursuant thereto.

                (iii) except in connection with the prosecution of the patent applications listed on Section 3.14 of the Disclosure Statement hereto, there are no pending judicial or governmental proceedings, including but not limited to interferences and oppositions, relating to any of the Patents and Applications or any other proprietary information to which the Company and the Subsidiaries is a party or by which any property (such term "property" specifically to include rights pursuant to licenses or options or other rights to acquire licenses) of the Company and the Subsidiaries is subject, and no such proceedings are threatened or contemplated by Governmental Authorities or other third party.

          (d) The Seller has delivered to or made available to the Buyer correct and complete copies of all material Intellectual Property Licenses (as amended to date) of the Company, the Subsidiaries and API, the Seller and their respective Affiliates with respect to the Business. With respect to each item of material Intellectual Property, to the Knowledge of API and Seller:

                (i) each of the Intellectual Property Licenses is legal, valid, binding, enforceable, and in full force and effect;

                (ii) no party to any Intellectual Property License is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; further, to the Knowledge of the Company and the Subsidiaries, each of the Company and the Subsidiaries have performed all obligations imposed upon it under each of the Intellectual Property Licenses to which it is a party;

                (iii) no party has any Intellectual Property License repudiated any material provision thereof;

                (iv) to the Knowledge of the Company and the Subsidiaries, none of the Company and the Subsidiaries has received any notice that any other party to any of the Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder;

                (v) to the Knowledge of the Company and the Subsidiaries, except for API's ownership of certain Intellectual Property which will be transferred to the Company pursuant to Section 5.22 hereof, no director, officer, stockholder or employee of the Company or the Subsidiaries owns, directly or indirectly, in whole or in part, any of the Intellectual Property or any trade secret material of any of the Company and the Subsidiaries; and

                (vi) to the Knowledge of the Company and the Subsidiaries, none of the officers, employees, consultants, distributors, agents, representatives or advisors of any of the Company and the Subsidiaries have entered into any agreement to which neither the Company nor any Subsidiary is a party relating to the Company's and such Subsidiaries' business regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any third party other than the Company and the Subsidiaries.

          (e) To the Knowledge of the Company and the Subsidiaries, none of the Company and the Subsidiaries have disclosed other than in the ordinary course of business consistent with past practice any proprietary information relating to the Intellectual Property Licenses to any person other than to potential investors. To the Knowledge of the Company and the Subsidiaries, each of the Company and the Subsidiaries has at all time maintained reasonable procedures to protect and have enforced all trade secrets of such Company and Subsidiaries. To the Knowledge of the Company and the Subsidiaries, each of the Company and the Subsidiaries has disclosed trade secrets to other third parties solely as required for the conduct of such Company and Subsidiaries' business.

          (f) To the Knowledge of the Company and the Subsidiaries, the consummation of the transactions contemplated hereby will not alter or impair the rights of any of the Company and the Subsidiaries to any of the Intellectual Property, any trade secret material to any of the Company and the Subsidiaries, or under any of the Intellectual Property Licenses.

     3.15 Tangible Assets. Section 3.15 of the Disclosure Schedule contains the most current fixed asset lists maintained by the Company or the Subsidiaries with respect to the Business as it is presently conducted. Except as set forth in Section 3.15 of the Disclosure Schedule, the buildings, machinery, equipment, furniture, computers and other tangible assets that the Company and the Subsidiaries own and lease have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and to the Knowledge of API and Seller are free from material defects.

     3.16 Inventory. Section 3.16 of the Disclosure Schedule contains the most current inventory listings maintained by the Company or the Subsidiaries. Except as set forth in Section 3.16 of the Disclosure Schedule, The inventory of the Company and the Subsidiaries consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured. The Company and the Subsidiaries have and at the Closing will have an amount of inventory which is consistent with normal industry practice.

     3.17 Contracts. Section 3.17 of the Disclosure Schedule lists the following contracts and other agreements currently in effect to which any of the Company and the Subsidiaries is a party:

          (a) any agreement concerning a partnership or joint venture or for the joint development of products sold by the Company and the Subsidiaries;

          (b) any agreement with the Seller or its Affiliates;

          (c) any collective bargaining agreement;

          (d) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000 or providing severance benefits;

          (e) any agreement under which it has advanced or loaned any amount to any of its directors, officers or employees.

          (f) any agreement containing a covenant of the Company or a Subsidiary not to compete or any other restriction on the Company's or any Subsidiary's ability to conduct business;

          (g) any lease or similar agreement with any person (other than the Company or a Subsidiary) under which (A) the Company or a Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company or a Subsidiary is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company or a Subsidiary, which has an aggregate annual future liability or receivable, as the case may be, in excess of $75,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $75,000;

          (h) (i) any continuing contract or purchase order for the future purchase of materials, supplies or equipment, (ii) any management, service, consulting or other similar type of contract or (iii) any advertising agreement or arrangement, in any such case of (i), (ii) or (iii) which has an aggregate annual future liability or receivable, as the case may be, in excess of $75,000 or which is a remaining term of more than 12 months;

          (i) any agreement, contract or other instrument under which the Company or a Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company or a Subsidiary) or any other note, bond, debenture or other evidence of indebtedness issued to any person (other than the Company or a Subsidiary);

          (j) any agreement, contract or other instrument (including so-called take or-pay or keepwell agreements) under which (i) any Person (including the Company or a Subsidiary) has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Subsidiary or (ii) the Company or a Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

          (k) any agreement, contract or other instrument under which the Company or a Subsidiary has, directly or indirectly, made any advance, loan, extension of credit (other than an account receivable) or capital contribution in excess of $75,000 to, or other investment in, any Person (other than the Company or a Subsidiary); or

          (l) any agreement or instrument providing information for indemnification of any Person with respect to liabilities relating to any current or former business of the Company, a Subsidiary or any predecessor person exclusive of indemnifications included in other documents listed in
Section 3.17 of the Disclosure Schedule.

The Seller has delivered or made available to the Buyer a correct and complete copy of each written agreement listed in Section 3.17 of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3.17 of the Disclosure Schedule. Except as set forth in Section 3.17 of the Disclosure Schedule, with respect to each such agreement, (A) the agreement is legal, valid, binding, enforceable against the Company or the Subsidiaries and, to the Knowledge of the Seller, the other parties thereto, and in full force and effect in all material respects; (B) neither the Company nor the Subsidiaries, nor, to the Seller's knowledge, the other parties thereto, is in material breach or default, and no event has occurred which with notice or lapse of time would reasonably be expected to constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) neither the Company nor the Subsidiaries, nor, to the Seller's Knowledge, the other parties thereto, has repudiated any material provision of the agreement. Except as set forth in
Section 3.17 of the Disclosure Schedule there are no change of control or similar provisions or any obligations arising under any of the contracts listed in Section 3.17 of the Disclosure Schedule which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, and no consent of any third party is required to be obtained or other action is required to maintain such contracts in full force and effect after the consummation of the transactions contemplated by this Agreement. Except as disclosed in Section 3.17 of the Disclosure Schedule, none of API, the Seller or any of their respective Affiliates (other than the Company and the Subsidiaries) are party to, or otherwise bound, with respect to the Business to any contract or agreement of the type required to be disclosed pursuant to this Section 3.17

     3.18 Notes and Accounts Receivable. Except as set forth in Section 3.18 of the Disclosure Schedule, all notes and accounts receivable of the Company and the Subsidiaries are reflected properly on their books and records, arose in the Ordinary Course of Business and are valid receivables subject to no setoff or counterclaims (other than returns in the Ordinary Course of Business), subject only to the reserve for bad debts set forth on the face of the Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries.

     3.19 Powers of Attorney. Except as set forth in Section 3.19 of the Disclosure Schedule, there are no material outstanding powers of attorney executed on behalf of any of the Company and the Subsidiaries.

     3.20 Litigation. Section 3.20 of the Disclosure Schedule sets forth each instance in which any of the Company and the Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the business or financial condition of the Company and the

Subsidiaries taken as a whole. Except as set forth in Section 3.20 of the Disclosure Schedule, no action, suit, arbitration or proceeding is pending by or against Seller or API relating to the Company, the Subsidiaries or the Business.

     3.21 Employee Benefits. Section 3.21 of the Disclosure Schedule lists each Company Plan. True and complete copies of each of the Company Plans and related documents have been delivered or made available to Buyer.

          (a) Each such Company Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its terms and applicable law and fiscal and regulatory requirements including, without limitation, ERISA and the Code.

          (b) All payments required by any Company Plan, any collective bargaining agreement or other agreement or by law. (including all employer contributions, employee salary reduction contributions, insurance premiums or intercompany charges) which are due with respect to all periods through the Closing Date shall have been made prior to the Closing Date (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by API, the Seller or the Company as applicable, by accruals on its financial statements.

          (c) Each such Company Plan which is an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code (S)401(a) (and each Company Plan intended to be a tax-favored pension scheme has received Inland Revenue exempt approval to the effect that the Company Plan satisfies applicable requirements for tax-registered or tax-favored plans of foreign jurisdictions) and nothing has occurred or is expected to occur through the Closing Date that caused or could cause the loss of such qualification or tax-favored status or the imposition of any penalty or tax liability.

          (d) No claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to the Knowledge of API and Seller, is anticipated against the Company Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, API, the Seller, the Company, any ERISA Affiliate, any director, officer or employee thereof or any of the assets of any trust of the Company Plans, and no complaint or report has been made to the Pensions Ombudsman or to the Occupational Pensions Regulatory Authority. No Prohibited Transaction has occurred or is expected to occur with respect to any Company Plan. No Company Plan is or, to the Knowledge of API and Seller, is expected to be under audit or investigation by the Internal Revenue Service, U.S. Department of Labor, PBGC or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

          (e) With respect to each Company Plan that is funded mostly or partially through an insurance policy, neither the Seller nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing Date.

          (f) No Company Plan is or was subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA.

          (g) Except as set forth in Section 3.21(g)(1) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability or accelerate the time of payment or vesting or increase the amount of compensation or benefits due any employee, director or shareholder of the Seller (whether current, former or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination following such transactions. No amounts payable under any Company Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code. Except as set forth in Section 3.21(g)(2) of the Disclosure Schedule, neither API, the Seller, the Company nor any ERISA Affiliate maintains, contributes to or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act or a plan qualified under
Section 401(a) of the Code) to any current or future retiree or terminee. Neither API, the Seller, the Company, any ERISA Affiliate, nor any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement or arrangement or to modify or change any existing Company Plan. No event, condition or circumstance exists that could result in an increase of the benefits provided under any Company Plan or the expense of maintaining any Company Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Closing Date. Neither API, the Seller, the Company, nor any ERISA Affiliate has any unfunded liabilities pursuant to any Company Plan that is not intended to be qualified under Section 401(a) of the Code and that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan, an excess benefit plan or a Foreign Employee Plan. No event, condition or circumstance exists that would prevent the amendment or termination of any Company Plan.

          (h) With respect to each Foreign Employee Plan, the fair market value of the assets of each funded Foreign Employee Plan, the liability of each insurer for any Foreign Employee Plan funded through insurance or the book reserve established for any Foreign Employee Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Employee Plan according to the actuarial assumptions and valuations most recently used to determine employee contributions to such Foreign Employee Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

          (i) There is not, and has never been, any unequal treatment in relation to the terms on which men and women may become members of the BW Pension Plan and the Barry Controls Life Assurance Plan and the terms on which they are treated, and the benefits payable to them, as members. The liability for all benefits which may become payable under the Barry Controls Life Assurance Plan is fully insured with a reputable insurance company on normal terms at normal rates. No payment from the assets of the BW Pension Plan have been made to Barry Controls Limited and Barry Controls Limited has no liability to make any payment to or in respect of the BW Pension Plan whether it is in connection with the operation of either Section 75 of the Pensions Act or
Section 144 of the Pension Schemes Act 1993 or otherwise.

     3.22 Environment, Health, and Safety. Except as set forth in Section 3.22 of the Disclosure Schedule:

          (a) Each of the Company and the Subsidiaries (i) has complied with the Environmental, Health, and Safety Laws in all material respects and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any such failure to comply or asserting any liability of the Company or any of the Subsidiaries under the Environmental Health and Safety Laws, (ii) has obtained and is and has been in compliance in all material respects with all of the terms and conditions of all material permits, registrations, licenses, and other authorizations which are required under the Environmental, Health, and Safety Laws and to the Knowledge of API and Seller no reason exists why the Company and the Subsidiaries would not be capable of continued operation of the Business, as currently operated, in full material compliance with such permits, licenses and other authorizations and the applicable Environmental, Health, and Safety Laws, and (iii) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

          (b) To the Knowledge of Seller and API, neither the Company nor any of and the Subsidiaries has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could give rise to any material liability, for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

          (c) To the Knowledge of Seller and API there are no conditions existing at any real property presently or formerly owned, used, leased, occupied, managed or operated by the Company or any of the Subsidiaries (collectively, the "Real Property"), or with respect to the Business, that require remedial or corrective action, removal, monitoring or closure pursuant to applicable Environmental, Health, and Safety Laws.

          (d) To the Knowledge of Seller and API the Real Property does not contain any Hazardous Substances in, on, over, under or at it, in concentrations which would violate any applicable Environmental, Health, and Safety Laws or would be reasonably likely to result in the imposition of liability or obligations on the present or former owner, operator, manager or operator of the Real Property under any applicable Environmental, Health, and Safety Laws, including any liability or obligations for the investigation, clean-up, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the Real Property.

          (e) The Company has made available to Buyer or its designated representatives all environmental reports, assessments, audits, studies, investigations, data, permits and other material written environmental information in its custody, possession or control concerning the Company or any of the Subsidiaries and the Real Property.

          (f) Neither the Company nor any of the Subsidiaries has contractually, or to the Knowledge of Seller or API, by operation of law, by the Environmental, Health, and Safety Laws, or otherwise, assumed or succeeded to any environmental liabilities or obligations of any predecessors or any other Person or entity.

     3.23 Employment Relations. Except as set forth in Section 3.23 of the Disclosure Schedule, none of the Company, the Subsidiaries, the Seller or any of its Affiliates with respect to the Business is or has ever been a party to any collective bargaining agreement. No collective bargaining agreement is currently being negotiated by the Company, the Subsidiaries, the Seller or any of its Affiliates with respect to the Business and none of the Company, the Subsidiaries, the Seller or any of its Affiliates with respect to the Business has experienced any significant labor difficulty or dispute during the last three years. Except as set forth in Section 3.23 of the Disclosure Schedule, there has not been and, to the Knowledge of Seller, API, the Company and the Subsidiaries, there will not be, any material adverse change in relations with employees of the Company, the Subsidiaries, the Seller or any of its Affiliates with respect to the Business as a result of the transactions contemplated by this Agreement. Except as set forth in Section 3.23 of the Disclosure Schedule, each of the Company, the Subsidiaries, the Seller or any of its Affiliates with respect to the Business is, and at all times has been, in compliance, in all material respects, with all federal, state or other applicable laws (domestic or foreign) respecting employment practices, terms and conditions of employment and wages and hours.

     3.24 Insurance. Except as set forth in Section 3.24 of the Disclosure Schedule, all of the assets used in the conduct of the Business of an insurable nature and of a character usually insured by companies carrying on similar businesses are insured in such amounts and against such losses or casualties and with such deductibles as in the Seller's judgment are reasonable for the properties of the Business. Section 3.24 of the Disclosure Schedule sets forth a list and description of each policy providing such insurance coverage on the date hereof along with all other forms of insurance owned or held by, or the premium for which are paid by the Company, the Subsidiaries or by the Seller or any Affiliate of the Seller on behalf of the Company or the Subsidiaries, including workers' compensation, directors' and officers liability and life insurance in respect of any director, officer or employee of the Company or the Subsidiaries. The Company and the Subsidiaries have not been refused any insurance or had their coverage limited within the past three years. No breaches or defaults by the Company or the Subsidiaries exist under any such policies. Coverage under all such policies for the Company and the Subsidiaries are and will be continued in full force and effect through the Closing Date but not thereafter.

     3.25 No Other Agreements to Sell. None of the Company, the Subsidiaries, the Seller or API has entered into, and there is not outstanding, any agreement, whether oral or written, as to the sale of any Shares, the Company, the Subsidiaries or all or any material part of the assets of the Business to any party other than the Buyer.

     3.26 Books and Records. The books and records of the Company and the Subsidiaries are in all material respects complete and correct, have been maintained in accordance with good business practice on a consistent basis, and accurately reflect and evidence all material financial transactions of the Company, the Subsidiaries, the Seller or any of its Affiliates with respect to the Business.

     3.27 Product Warranty. Section 3.27 of the Disclosure Schedule contains a true and complete description of the product liability and product warranty experience of the Company for the last three (3) fiscal years. During such period neither the Company nor any Subsidiary in any one year has suffered any Product Liability Claim or Product Warranty Claim in excess of $425,000. No product manufactured and sold by the Company or any of its Subsidiaries prior to Closing contains any defect, deviation or non-conformity which would give rise to a Product Warranty Claim resulting in the Company or any Subsidiary being liable for any consequential or special damages.

     3.28  Affiliated Transactions.  Set forth in Section 3.28 of the Disclosure
Schedule is the amount paid (or deemed for accounting purposes to have been paid) by the Company or any Subsidiary, or received by the Company or any Subsidiary from, API or any of API's Affiliates (other than the Company and the Subsidiaries) during the current and last fiscal year for products, services or any other reason (including, without limitation, any charge for management, interest, capital employed, administrative, purchasing, financial or other services).

     3.29 Accuracy of Representations. The representations and warranties made by API and the Seller herein, and the other information contained in the Disclosure Schedule and provided to the Buyer in connection herewith, contain no untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements contained herein not misleading. API and the Seller are not aware of any material fact which materially adversely affects the Company, the Subsidiaries, or the Business that they have not disclosed in writing to the Buyer.

                                   ARTICLE 4
                    WARRANTIES AND REPRESENTATIONS OF BUYER
                    ---------------------------------------

     The Buyer make to the Seller and API the following representations and warranties in this Article 4.

     4.1 Organization. The Buyer is duly organized under French law as a societe anonyme; validly existing and current in all government obligations required to maintain its existence as a corporate entity under the laws of France.

     4.2 Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions. Except for the HSR Act or for notification obligations which may need to be satisfied to comply with european union antitrust law, the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

     4.4 Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

     4.5 Investment. The Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                                   ARTICLE 5
                           COVENANTS AND AGREEMENTS
                           ------------------------

     5.1 Full Access. From the date hereof to the Closing, during normal working hours and upon reasonable advance notice, API and the Seller will cause the Company to give Buyer and its representatives access to (and will cooperate as Buyer may reasonably request in making available) the Company and the Subsidiaries' facilities, books, records, employees, accountants and other consultants, provided that such access does not unreasonably interfere with the Company and the Subsidiaries' business or unreasonably require individuals to work outside of their customary working hours. Such right of access includes the right to make copies of documents and to conduct environmental assessments of the Company and the Subsidiaries and Applied Power Europa S.A. with respect to the Business provided it will not unreasonably interfere with the Business. After the Closing, but subject to Section 5.2, Buyer will cause the Company to reasonably cooperate with Seller and API and to make its books, records, facilities and employees reasonably available to Seller and API in connection with income tax matters directly affecting API or Seller and relating to any period ending on or prior to the Closing, provided that such cooperation and availability do not unreasonably interfere with the Company and the Subsidiaries' business or unreasonably require individuals to work outside of their customary working hours.

     5.2 Confidentiality. The Buyer will hold in confidence all Confidential Information including all documents and information furnished to it in connection with the Subject Transactions and not otherwise lawfully available to it, and will not use any such Confidential Information except in connection with the Agreement, provided that if this Agreement is terminated for any reason whatsoever, Buyer will return to API, Seller, Company and the Subsidiaries all tangible Confidential Information which is in its possession. The obligations of confidentiality and non-use set forth herein do not apply to information which was previously known by such party, in the public domain through no fault of such party, disclosed to him or it by a third party having no confidentiality obligation to the disclosing party, or required by law (including Environmental, Health and Safety Laws) or court order to be disclosed.

     5.3 Notices and Consents. API and Seller will cause each of the Company and the Subsidiaries to give any notices to third parties, and will cause each of the Company and the Subsidiaries to use its commercially reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3.4 above or otherwise necessary to consummate the Subject Transactions. To the extent applicable to any party hereto, such party will (and the Seller and API will cause each of the Company and the Subsidiaries to) give any notices to, make any filings with, and use its commercially reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3.2 and 3.4. Without limiting the generality of the foregoing, as soon as possible after the execution and delivery of the Agreement each of the parties will file (and the Seller and API will cause each of the Company and the Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its commercially reasonable best efforts to obtain (and the Seller and API will cause each of the Company and the Subsidiaries to use its commercially reasonable best efforts to obtain) a waiver from the applicable waiting period, and will make (and the Seller and API will cause each of the Company and the Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

     5.4 Operation of Business. The Seller will not cause or permit any of the Company and the Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except for the Distributions and Restructuring, the payments as provided in Section 2.3 hereof and as provided in Section 5.9 hereof.

     5.5 Publicity. Each party will consult with the other party prior to issuing any press release or otherwise making any public statement with respect to the Subject Transactions, and will not issue any such release or make any such statement without the consent of the other party, except as required by law or by the rules of an applicable stock exchange.

     5.6 Covenant to Satisfy Conditions. API, Seller and Buyer will use their respective commercially reasonable best efforts to ensure that the conditions set forth in Articles 6 and 7, respectively, which are required to be satisfied by Buyer and Seller are satisfied, including without limitation the deliveries provided for therein. Each of the Buyer, the Seller and API agrees not to take any action voluntarily that would or would likely result in any of its representations and warranties set forth in this Agreement becoming untrue (including the accuracy of the Disclosure Schedule) or in any of the conditions to the Closing set forth in Articles 6 and 7 not being satisfied.

     5.7 Supplements to Disclosure Schedule. Prior to the Closing, Seller will promptly supplement or amend the Disclosure Schedule with respect to any fact, matter or circumstance hereafter arising which is required to make each representation and warranty set forth in Article 3 accurate as of the date such supplement or amendment is made.

     5.8  Further Assurances.

          (a) Each party will execute such further documents and perform such further acts as may be reasonably necessary to consummate the Subject Transactions pursuant to the terms contained herein.

          (b) If following the Closing API, Seller or any of their respective Affiliates become aware (including by reason of notice from the Buyer) that any tangible assets or Intellectual Property used to conduct the Business were not transferred, delivered or assigned to the Company or the Subsidiaries prior to the Closing Date, API, Seller and their respective Affiliates shall take all action reasonably necessary to promptly cause such transfer, delivery or assignment or any such tangible assets or Intellectual Property to Buyer. Because any breach of this covenant will result in immediate and irreparable injury to the Buyer for which the Buyer may not have an adequate remedy at law, the Buyer shall be entitled in the event of such breach and adequate proof of such breach, to a decree of specific performance of this covenant.

     5.9 Amounts due to or from the Company. Except for accrued expenses of Company or any Subsidiary: all amounts due to the Company or any of the Subsidiaries from API, Seller or any Affiliate of Seller as of the Closing, and all amounts due from the Company or any of the Subsidiaries to API, Seller or any Affiliate of Seller as of the Closing, shall be eliminated prior to the Closing in whatever manner and transactions Seller and API may implement. For purposes of the preceding sentence, the term "accrued expenses" includes expenses that are typically charged through the intercompany accounts by API to the Company or any Subsidiary, or amounts withheld from employees payroll and subsequently paid to either taxing authorities, or to API for benefit programs, in each case consistent with past custom and practice as reflected in the Recent Balance Sheet. Such amounts include, but are not limited to payroll withholding from employees for Section 125 plans, the Applied Power Stock Purchase plan, 401-k employee contributions, 401-k payments, employee insurance premiums, and payroll taxes. Additional accrued expenses would include, but not be limited to, the 3% 401-k employer core contributions, employer 401-k match, legal bills for Company (other than in connection with the sale of the stock of the Company to Buyer and the other transactions contemplated hereby) and other services such as travel expenses and insurance that are centrally billed to API for specific services that are in turn charged to the Company or any Subsidiary (all of which traditionally are expenses in the income statement of the Company or any Subsidiary).

     5.10 Exclusivity. The Seller and API will not (and will not cause or permit any of the Company and the Subsidiaries to, and the Seller and API shall not permit or cause any of their respective officers or directors to, and the Seller and API shall direct their employees, agents and representatives (including any investment banker, attorney or accountant retained by either of them) not to, directly or indirectly, solicit, initiate, or encourage the submission of any proposal, inquiry or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Company and the Subsidiaries (including any acquisition structured as a merger, consolidation, share exchange or similar transaction) (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Neither the Seller nor API will (and each of them will cause the Company and the Subsidiaries not to), and API will not permit or cause any of its officers and directors to, and the Seller shall direct its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data (including, without limitation, Confidential Information) to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. API will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. API agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.10. The Seller will notify the Buyer immediately if any such inquiries, proposals or offers are received by, any such information requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. The Seller also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information (including, without limitation, Confidential Information) heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

     5.11  Certain Tax Matters.

           (a) Taxes of Other Persons. API and Seller agree to indemnify the Buyer from and against any liability of any of the Company and the Subsidiaries for Taxes (i) under Treasury Regulations (S)1.1502-6 (or any similar provision of state, local or foreign law) by reason of having been a member of the Affiliated Group of which API was the common parent or any other prior Affiliated Group on or before the Closing other than any Taxes of the Company and the Subsidiaries, (ii) of, or attributable to, the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period, (iii) on all transactions contemplated or encompassed by (A) the Distributions and Restructuring as descried in Section 1.18, (b) on the dividends described in Section 2.3 and (C) on the amounts due to or from the Company described in Section 5.9, (iv) on ceasing to be a member of the Affiliated Group to the extent indemnification is not covered by any other provision of this Agreement, (v) on an income inclusion pursuant to Subpart F of the Code to t he extent such inclusion is attributable to earnings accrued during a Pre-Closing Tax Period of a foreign subsidiary and
(vi) on all transactions contemplated or encompassed by Section 5.15 of this Agreement.

           (b) Returns for Periods Through the Closing Date. API will include the income of the Company and Barry Controls Corporation (including any deferred income triggered into income by Treasury Regulations (S)1.1502-13 and Treasury Regulations (S)1.1502-14 and any excess loss accounts taken into income under Treasury Regulations (S)1.1502-19) on API's consolidated federal and any applicable state consolidated, combined or unitary income Tax Returns for all periods through the Closing Date and pay any federal or state income Taxes attributable to such income. The Company and Barry Controls Corporation will furnish Tax information to API for inclusion in API's federal consolidated and any applicable state consolidated, combined or unitary income Tax Return for the period which includes the Closing Date in accordance with Company's past custom and practice. The income of the Company and Barry Controls Corporation will be apportioned to the period up to and including the Closing

Date and the period after the Closing Date by closing the books of the Company and Barry Controls Corporation as of the end of the Closing Date.

          (c) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any income Tax Returns of the Company and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. API or Seller shall pay to Buyer at least five (5) days prior to the date on which income Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which are unpaid and relate to the Pre-Closing Tax Period ending on the Closing Date.

          (d) Audits. API will allow the Company and its counsel to participate at its own expense in any audits of API's consolidated federal income Tax Returns to the extent that such returns relate to the Company and the Subsidiaries. API will not settle any such audit in a manner which would adversely affect the Company and the Subsidiaries after the Closing Date unless such settlement would be reasonable in the case of a Person that owned the Company and the Subsidiaries both before and after the Closing Date.

          (e) Distributions and Restructuring. Seller and API agree that all of the transactions contemplated by the Distributions and Restructuring (as described in Section 1.18 except for the transactions in clause (ix) thereof), the dividends payments described in Section 2.3 and the amounts due to or from the Company described in Section 5.9 will be effectuated and completed no later than the day before the Closing Date.

          (f) Events on Closing Date. Each of Seller, API and Buyer agrees not to cause the Company or any of its Subsidiaries to engage in any transaction on the Closing Date outside of the Ordinary Course of its Business.

          (g) No New Accounting Method. API and Seller shall cause no accounting method to be adopted and no position to be taken by, or with respect to, the Company or any of its Subsidiaries in any Tax Return or tax proceeding that is inconsistent with any accounting method or position previously adopted or taken by, or with respect to, the Company or any of its Subsidiaries in a Tax Return that has previously been filed, unless Buyer shall provide its written consent.

          (h) No Tax Election. API and Seller shall cause no Tax election to be made by, or with respect to, the Company or any of its Subsidiaries and shall cause no amended Tax Return or refund claim to be filed by, or with respect to, the Company or any of its Subsidiaries, unless Buyer shall provide its written consent. Notwithstanding the foregoing, the Affiliated Group shall be entitled to file an amended Tax Return or refund claim on behalf of such Group, provided the adjustments on such amended Tax Return or such refund claim do not relate to the Company or any of its Subsidiaries.

          (i) Indemnification for Post-Closing Transactions. Buyer agrees to indemnify API for any additional income Tax owed by API (including income Tax owed by API due to this indemnification payment) resulting from any transaction not in the Ordinary Course of Business occurring on the Closing Date after Buyer's purchase of the Shares, provided that the transaction is initiated at the direction of Buyer.

          (j) Post-Closing Transactions not in the Ordinary Course. Buyer and API agree that all transactions not in the Ordinary Course of Business occurring on the Closing Date after Buyer's purchase of Shares at the direction of Buyer shall be reported on Buyer's federal income Tax Return to the extent permitted by Reg. (S)1.1502-76(b)(1)(ii)(B).

     5.12 Burbank Airport Industrial Center Lease. API is the lessee under the Lease Agreement between Burbank Airport Industrial Center, a California joint venture and API dated November 22, 1993, as amended, covering the premises which Company uses with respect to its Barry Controls Aerospace division. API will assign its lessee interest in this lease to Company and Company will agree to assume and be bound by the provisions thereof, on or prior to Closing pursuant to an Assignment and Assumption of Lease in the form annexed hereto as Exhibit 5.12.

     5.13 Litigation Cooperation. In the event and for so long as any party is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company and/or any Subsidiary, the other party will reasonably cooperate with the contesting, or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and reasonable access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 8 hereof).

     5.14 Post Retirement Liability. The Company is obligated to provide medical and life insurance benefits to those retired employees set forth in
Section 5.14 of the Disclosure Schedule. API will assume this liability from Company on or before Closing. After such assumption by API, neither the Company nor the Buyer shall have any obligation or liability whatsoever with regard to the provision of medical and life insurance benefits to such retired employees regardless of whether such obligation or liability arises as a result of events occurring on, before or after such assumption.

     5.15 Toulouse Operation. Applied Power Europa S.A., a subsidiary corporation of API conducts a Barry Controls Aerospace division isolator repair and parts business at its facility in Toulouse, France (the "Isolator Division"). API agrees to cause Applied Power Europa S.A. to transfer the assets (tangible and intangible), business and liabilities of the

Isolator Division to such entity as the Buyer shall designate upon such terms and conditions as are acceptable to Buyer and API, including the absence of any Security Interest with respect thereto. Section 5.15 of the Disclosure Schedule contains a balance sheet as of March 31, 2000 of the Isolator Division. A fixed asset listing and inventory listing for the Isolator Division is included in Sections 3.15 and 3.16 of the Disclosure Schedule hereto, respectively. API will also cause Applied Power Europa, S.A. to enter an agreement with such entity regarding temporary use of the portion of the Toulouse, France facility used by the Isolator Division upon such terms and conditions as are acceptable to Buyer and API.

     5.16 Restrictive Covenant. For a period of five years after the Closing Date, none of Seller, API nor any of their respective Affiliates shall, directly or indirectly (whether as a shareholder, partner, lender, consultant, agent, supplier, distributor or in any other relationship or capacity);

          (a) design, develop, manufacture, sell or offer or promote for sale any product, process, good or service that competes with, any product, process, good or services of the Business which the Company or any of the Subsidiaries has actually designed, developed, manufactured, sold or offered or promoted for sale within the three years preceding the date of this Agreement (collectively, a "Competing Product"), or otherwise engage in any business which would be competitive with the business of the Company and the Subsidiaries as it is now operated or as it has existed during the three years preceding the date of this Agreement;

          (b) employ, otherwise engage, or offer to employ or otherwise engage, any employee of the Company and the Subsidiaries except for any employment offers through a general solicitation not targeted at employees of Company or its Subsidiaries;

          (c) solicit any business from any Person that has been a customer of the Business with respect to any Competing Product or directly or indirectly influence any customer, supplier or other person who has a business relationship with the Business to discontinue or reduce the extent of such relationship with the Business.

     In addition, none of the Seller, API or any of their respective Affiliates shall ever divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or other information concerning the Business that is competitively sensitive or confidential. Because the breach or attempted or threatened breach of this restrictive covenant will result in immediate and irreparable injury to the Buyer for which the Buyer may not have an adequate remedy at law, the Buyer may be entitled in the event of such breach and upon adequate proof of such breach in addition to all other remedies, to a decree of specific performance of this covenant and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

     The covenant in Section 5.16(a) shall not apply to any activity of API, Seller or any of their Affiliates after the Closing Date unrelated to the conduct of the Business which was conducted by API, Seller, or any of their Affiliates (other than Company and its Subsidiaries) on or prior to the Closing Date.

     5.17 Permit Transfer, Assignment or Reissuances. API and Seller will cause each of the Company and the Subsidiaries to assist in the transfer, assignment or securing of reissuance of any environmental permits, licenses and other authorizations and in the provision of any required notice, to the extent that such permits, licenses or other authorizations required to operate the Business are required under the Environmental, Health, and Safety Laws to be transferred, assigned or reissued, or notification is required to be provided, as a consequence of the transactions contemplated under this Agreement.

     5.18  U.S. Pension and Cafeteria Plans.

           (a) On the Closing Date or as soon as practicable thereafter, API shall contribute to the APW 401(k) Plan the matching contribution and any other employer contribution relating to periods prior to the Closing based on the amount or percentage that API would otherwise contribute to the APW 401(k) Plan on behalf of each Company employee at the end of the plan year in which the Closing occurs. In addition, API shall cause all Company employees with account balances under the APW 401(k) Plan to be fully vested in accordance with the provisions of Section 4.01(f) of the APW 401(k) Plan.

          (b) Subject to the provisions of Section 5.18(f), on the Closing Date or as soon as practicable thereafter (but in no event later than 60 days after the Closing Date), API shall cause the trustee of the APW 401(k) Plan to transfer to the trustee or funding agent of the retirement plan established or maintained by Buyer or its affiliates that contains a cash or deferred arrangement under Section 401(k) of the Code and designated by Buyer ("Buyer 401(k) Plan") for the benefit of the Company employees: (i) an amount in cash equal to the shares of API common stock held in all of the accounts of the Company employees under the APW 401(k) Plan plus; (ii) an amount in-kind equal to the total account balances of the Company employees, excluding amounts invested in shares of API common stock but including the promissory notes evidencing any outstanding loans of the Company employees; plus (iii) actual investment earnings or losses through the date of transfer, held under the APW 401(k) Plan for the Company employees, except for amounts as to which withdrawal requests have been duly submitted prior to such transfer and which API shall cause to be paid by the APW 401(k) Plan to the Company employees in accordance with the Code and ERISA and the terms of the APW 401(k) Plan (amounts under (i), (ii) and (iii) shall be referred to as the "Transferred Assets"). Prior to the transfer of the Transferred Assets, API shall cause the trustee of the APW 401(k) Plan to liquidate shares of API common stock held in the accounts of Company employees in accordance with applicable law and to permit Company employees to direct the investment of such amounts from among the other investment alternatives available under the APW 401(k) Plan. In no event shall the Transferred Assets be less than the amount required under Section 414(l) of the Code and the regulations thereunder. Except as expressly contemplated herein, API and Buyer acknowledge that the transfer of the Transferred Assets shall be accomplished in a manner designed to avoid any liquidation of the accounts of the Transferred Employees.

          (c) Subject to the provisions of Section 5.18(f), API represents and warrants that, with respect to the APW 401(k) Plan no part of the Transferred Assets are invested in employer securities (as defined in Section 407(d)(1) of ERISA) as of the date of transfer.

          (d) Subject to the provisions of Section 5.18(f), API and Buyer shall provide each other with such records as they may reasonably request relating to their respective obligations under this Agreement or the APW 401(k) Plan or the Buyer 401(k) Plan and cooperate with each other (and cause the trustees of the APW 401(k) Plan and the Buyer 401(k) Plan to cooperate with each other) to effectuate the transfer to the Buyer 401(k) Plan of the Transferred Assets.

          (e) Immediately prior to, and subject to the Closing, API shall cause a "spin-off" of the assets and liabilities of the API Section 125 Cafeteria Plan (which contains premium, dependent care and medical health reimbursement component parts) (the "API Flex Plan") resulting in the division of the API Flex Plan into two separate, identical, component plans and trusts, in accordance with applicable law, covering, respectively (i) Company employees (and their beneficiaries) employed on the date immediately prior to the Closing Date (the "Company Flex Plan") and (ii) all other API Flex Plan participants (and their beneficiaries). Immediately prior to, and subject to, the Closing, API shall cause the Company Flex Plan to be transferred to the Company. Prior to the Closing, API shall draft the appropriate documents in a form and substance reasonably satisfactory to Buyer, acting reasonably, and use its commercially best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 5.18.

          (f) Notwithstanding the provisions of Sections 5.18(b) and (d), Buyer may elect, at any time on or prior to the Closing, to have the provisions of Sections 5.18(b), (c) and (d) not apply and to permit any employee of the Business employed on the Closing Date who has an account balance under the APW 401(k) Plan (a "Participant") to rollover (whether by direct or indirect rollover, as selected by such Participant) his or her "eligible rollover distribution" (as defined under Section 402(c)(4) of the Code) from the APW 401(k) Plan to the Buyer 401(k) Plan. API and the Seller acknowledge that on and after the Closing Date the account balances of employees of the Business shall be distributable from the APW 401(k) Plan in accordance with Section 401(k)(10) of the Code. API and the Seller and the APW 401(k) Plan shall not place any Participant's plan loan into default or declare a default with respect to any plan loan so long as such Participant transfers his or her account balance under the APW 401(k) Plan, together with the note evidencing the plan loan, to the Buyer 401(k) Plan through a direct rollover on or as soon as administratively practicable following the Closing. Buyer shall amend the Buyer 401(k) Plan and API shall amend the APW 401(k) Plan to the extent necessary in order to effectuate the transactions contemplated under this Section 5.18(g). API, the Seller and Buyer shall cooperate with each other (and cause the trustees of the APW 401(k) Plan and the Buyer 401(k) Plan to cooperate with each other) with respect to the rollover of the distributions to the Participants.

          (g) The representations and warranties set forth in Section 3.21 hereof as they may apply to the APW 401(k) Plan and the API Flex Plan shall be true and correct up to and including the actual date of the transfer of assets to the Buyer 401(k) Plan and the Company Flex Plan contemplated in this Section 5.18.

     5.19 U.K. Pension Scheme. API and the Seller will use their commercially reasonable best endeavors to procure that Barry Controls Limited and the BW Pension Plan Trustees Limited cease to be the principal employer and the trustees of the BW Pension Plan (the UK Pension Scheme) with effect from the Closing Date and the Seller shall nominate the replacement principal employer and trustee.

     5.20 Long-Term Disability. With regard to any Company employees who are on short term disability on the Closing Date and subsequently become entitled to benefits under API's long term disability policy as in effect prior to the Closing Date, API shall be responsible for such Company's employee's long term disability benefit and such Company employee shall be covered by API's long term disability policy.

     5.21 Stock Options. API shall cause all outstanding unvested stock options held by Company employees to become fully vested and exercisable in accordance with the terms of the option grants.

     5.22 Transfer of Intellectual Property. Prior to Closing, API will assign to Company all of the patents, patent applications, trademark registrations and applications which are set forth in Section 3.14 of the Disclosure Schedule and for which API is the owner pursuant to the Assignment of Patents, Assignment of Patent Applications and Assignment of Trademarks substantially in the forms of Exhibits 5.22A, 5.22B and 5.22C.

     5.23 Non-Competition Agreements. API and the Seller shall use their best efforts to cause the Company and each of the individuals listed in Section 5.23 of the Disclosure Schedule to enter into non-competition agreements, in each case, containing terms and conditions satisfactory to the Buyer.

     5.24 ATMA Claims. After Closing, Buyer shall use their commercially reasonable best efforts to cause Company to properly complete any remaining ATMA redesign and part replacement for Midwest Express Airlines and Northwest Airlines, if any, and the redesign on the Boeing 717 and to otherwise minimize the potential for any ATMA claim. Nothing in this Section 5.24 shall limit the obligations of API and Seller pursuant to Section 8.3(h).

     5.25 Transfer to U.K. Subsidiaries. Prior to Closing, Hutchinson may request that API and Seller cause the Company and its Subsidiaries to, directly or indirectly, transfer ownership of Barry Wright (UK) Ltd. UK and Barry Controls Ltd. to one (1) or more foreign entities designated by Hutchinson or otherwise restructure the existing ownership of Barry Wright (UK) Ltd. UK and Barry Controls Ltd. (such transfers are hereinafter collectively referred to as the "U.K. Restructuring"). If Hutchinson requests that API and Seller effect the U.K. Restructuring, API and Seller agree to reasonably negotiate with Hutchinson the terms and conditions upon which the U.K. Restructuring will be effected; provided, however, that it is understood and agreed that the U.K. Restructuring will be effected without the payment of any additional consideration to API or Seller. Hutchinson agrees to indemnify API, Seller and their respective affiliates from and against any liability of any of them for Taxes arising from the transactions contemplated by the U.K. Restructuring.

     5.26 Inactive Subsidiaries. On or before the Closing Date, the Seller and API shall cause each of the Inactive Subsidiaries (other than Barry Wright (UK) Ltd.) to be dissolved, liquidated or otherwise wound up, in each case, in accordance with applicable law, provided that API and Seller determine there is no adverse Tax effect. Seller and API shall also review the business and affairs of the Barry Controls Corporation with a view toward making a determination as to whether after giving effect to the consummation of the transaction described in clause (i) of the definition of the term Distributions and Restructuring, there is a continuing business purpose for Barry Controls Corporation. Seller and API shall advise buyer of their determination by May 31, 2000 (and the reasons therefor) and, if such determination is to the effect that the continued corporate existence of Barry Controls is unnecessary, Seller and API shall cause Barry Controls Corporation to be dissolved, liquidated or otherwise wound up in accordance with applicable law on or before the Closing Date.

                                   ARTICLE 6
                       CONDITIONS TO OBLIGATIONS OF BUYER
                       ----------------------------------

     Each and every obligation of Buyer under this Agreement to be performed at or before the Closing by Buyer is subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Buyer:

     6.1 Representations and Warranties True. Each representation and warranty of API and Seller contained in Article 3 hereof, and in all certificates delivered by API, Seller or their representatives to Buyer pursuant hereto, shall be true and accurate in all material respects as of the date when made and as of the Closing as though such representation and warranty were made by API and Seller on the Closing Date.

     6.2 Performance. Seller and API shall have performed and complied with each covenant, obligation and condition required by this Agreement to be performed or complied with by Seller and API at or prior to the Closing.

     6.3 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by or before any court or governmental Person shall be instituted, pending or threatened which questions the validity or legality of this Agreement or the Subject Transactions.

     6.4 No Injunction. There shall not be any effective injunction, writ, preliminary restraining order or any other order of any nature issued by a court of competent jurisdiction directing that the Subject Transactions or any of them not be consummated as so provided or imposing any condition on the consummation of any of the Subject Transactions.

     6.5 Deliveries At or Prior to Closing. Seller shall have delivered or caused to be delivered to Buyer the following documents at or prior to the Closing, all in form reasonably satisfactory to Buyer:

          (a) Copies of resolutions of API's and Seller's Board of Directors authorizing the execution, delivery and performance by API and Seller of this Agreement and other documents contemplated hereby and authorizing API's and Seller's officers to carry out and perform the terms and provisions hereof, certified by the corporate secretary or assistant secretary of API or Seller, as the case may be;

          (b) A closing certificate from API and Seller certifying the fulfillment by them of the conditions set forth in Sections 6.1 and 6.2;

          (c)  The Legal Opinion of Seller's Counsel;

          (d) The stock certificates representing the Shares, free and clear of Security Interests, duly endorsed for transfer or with duly executed stock powers attached;

          (e) A copy of the articles or certificates of incorporation of each of the Company, its Subsidiaries and the Inactive Subsidiaries, as amended to date, certified by the Secretary of State (or comparable official) of its jurisdiction of organization and dated not more than thirty (30) days prior to the Closing Date;

          (f) A certificate of good standing or current status of each of the Company, its Subsidiaries and the Inactive Subsidiaries issued by the Secretary of State (or comparable officer) of its jurisdiction of organization and dated not more than thirty (30) days prior to the Closing Date;

          (g) A certificate of the corporate secretary or assistant secretary of the Company certifying to the accuracy and completeness of the copy of the by-laws of the Company attached thereto;

          (h) Resignations of each director and officer of the Company, Subsidiary and each Inactive Subsidiary effective as of the Closing Date;

          (i) All other instruments and documents required by this Agreement to be delivered by Seller to Buyer, and such other instruments and documents which Buyer or its counsel may reasonably request not inconsistent with the provisions hereof.

     6.6  Consents.

          (a) There shall have been secured such governmental consents, approvals and authorizations as may be required by law, including the termination of the waiting period under the HSR Act.

          (b) There shall have been secured the consents of all Persons (including, but not limited to, the required consents specified in paragraphs 4 and 7 of Section 3.4 of the Disclosure Schedule) who are parties to agreements with the Company, the Subsidiaries or the Seller or any of its Affiliates which are material with respect to the Business which are required so that neither the execution and delivery of this Agreement or the documents contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby (including the Subject Transactions and the Distributions and Restructuring), will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any such agreement, or constitutes a default thereunder, or result in the creation of any Security Interest upon any of the assets of the Company, the Subsidiaries or the Seller or any of its Affiliates with respect to the Business, shall have been obtained, and signed copies thereof shall have been delivered to Buyer, in form and substance reasonably satisfactory to the Buyer.

          (c) All consents referred to in Sections 6.6(a) and (b) shall be obtained without cost (other than as provided in the last sentence of Section 10.3) or material adverse consequence to the Company and the Subsidiaries.

     6.7 Distributions and Restructuring. The Distributions and Restructuring shall have been completed, except for the assignment and transfer of all the outstanding shares of APW Ltd. by API to its shareholders, and no change in law or regulation shall have occurred which would result in the reasonable opinion of the Buyer in a material tax liability to the Company or any Subsidiary as a consequence of the Distributions and Restructuring.

     6.8 Estoppel Letters. The Buyer shall have received those estoppel letters reasonably requested by the Buyer (the "Estoppels"), in a form reasonably satisfactory to the Buyer, from the landlords under all the Company Leases and the tenants under all Tenant Leases. API shall request from all such landlords and tenants estoppel letters substantially in the forms annexed hereto as Schedule 6.8. API shall use commercially reasonable efforts to obtain estoppel letters from all such landlords and tenants.

     6.9 Transactions with Affiliates. All agreements relating to the conduct of the Business to which Seller, API or any of their respective Affiliates (other than the Company and the Subsidiaries) is a party shall be transferred and assigned to the Company without cost or adverse consequence to the Company and the Subsidiaries and, to the extent any such agreement is not with a third party, such agreement shall have been terminated.

     6.1 Minimum Net Equity. The Minimum Net Equity as of the Closing Date shall not be less than $40,773,519; provided, however, if the Closing shall not have occurred on or before July 15, 2000, Minimum Net Equity shall be computed as of the end of the calendar month immediately preceding the date on which the Closing occurs.

     6.1 Assignment of Existing Non-Competition Agreements. API shall assign to the Buyer, in form and substance reasonably satisfactory to the Buyer, each of the non-competition agreements referred to in Section 5.23 of the Disclosure Schedule.

                                   ARTICLE 7
                      CONDITIONS TO OBLIGATIONS OF SELLER
                      -----------------------------------

     Each and every obligation of Seller under this Agreement to be performed by Seller at or before Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions unless waived in writing by Seller:

     7.1 Representations and Warranties True. Each representation and warranty of Buyer contained in Article 4 hereof, and in all certificates delivered by Buyer or its representatives to Seller or API pursuant hereto, shall be true and accurate in all material respects as of the date when made and as of the Closing as though such representation and warranty were made by Buyer on the Closing Date.

     7.2 Performance. Buyer shall have performed and complied with each covenant, obligation and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

     7.3 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by or before any court or governmental Person shall be instituted, pending or threatened which questions the validity or legality of this Agreement or the Subject Transactions.

     7.4 No Injunction. There shall not be any effective injunction, writ, preliminary restraining order or any other order of any nature issued by a court of competent jurisdiction directing that the Subject Transactions or any of them not be consummated as so provided or imposing any condition on the consummation of any of the Subject Transactions.

     7.5 Deliveries By Buyer At Closing. Buyer will deliver or cause to be delivered to Seller the following at the Closing, all in form reasonably satisfactory to Seller:

          (a) Copies of resolutions of Buyer's Board of Directors authorizing the execution, delivery and performance by Buyer of this Agreement and the other documents contemplated hereby and authorizing Buyer's officers to carry out and perform the terms and provisions hereof and thereof, certified by the corporate secretary or assistant secretary of Buyer;

          (b) A closing certificate of the President or a Vice President of Buyer certifying the fulfillment by Buyer of the conditions set forth in Sections 7.1 and 7.2;

          (c) The Legal Opinion of Buyer's Counsel;

          (d) Payment of the Purchase Price as provided in Section 2.2 hereof;

          (e) A copy of the articles of organization of each of Buyer, as amended to date, certified by the Secretary of State (or comparable official) of its jurisdiction of organization and dated not more than thirty (30) days prior to the Closing Date;

          (f) A certificate of good standing of each of Buyer issued by the Secretary of State (or comparable official) of its jurisdiction of organization and dated not more than thirty (30) days prior to the Closing Date; and

          (g) All other instruments and documents required by this Agreement to be delivered by Buyer to API or Seller, and such other instruments and documents which API or Seller or their counsel shall reasonably request not inconsistent with the provisions hereof.

     7.6 Consents. There shall have been secured such governmental consents, approvals and authorizations as may be required by law, including the termination of the waiting period under the HSR Act.

     7.7 Distributions and Restructuring. The Distributions and Restructuring shall have been completed, except for the assignment and transfer of all the outstanding shares of APW Ltd. by API to its shareholders.

                                   ARTICLE 8
                        SURVIVAL OF REPRESENTATIONS AND
                        -------------------------------
                          WARRANTIES; INDEMNIFICATION
                          ---------------------------

     8.1 General. Each party shall indemnify the other party as provided in this Article 8. The party or parties seeking indemnification are sometimes referred to herein as the "Indemnified Party" and the party or parties against which indemnification is sought are sometimes referred to herein as the "Indemnifying Party."

     8.2  Survival.
          --------

          (a) All representations, warranties, covenants and agreements of any party contained in this Agreement, or in any certificate delivered in connection therewith shall survive the Closing Date, and shall not terminate except as provided in Section 8.2(b) hereof.

          (b) Each representation and warranty set forth in Article 3, (other than (i) Sections 3.1, 3.2, 3.3, 3.12 and 3.21, all of which shall survive the Closing for the applicable statute of limitations and (ii) Section 3.22 which shall survive the Closing until the third anniversary thereof) or Article 4 (other than Sections 4.1 and 4.2, all of which shall survive the Closing for the applicable statute of limitations, shall terminate on the day that is one (1) year subsequent to the Closing Date.

     8.3 Indemnification Covenants of Seller and API. Seller and API shall jointly and severally indemnify Buyer and hold Buyer harmless from and against any and all losses, damages, Taxes, costs, expenses, liabilities, obligations and claims of any kind, including without limitation, reasonable attorneys' fees and disbursements, interest or penalties (collectively "Losses") sustained or incurred by Buyer as a result of or arising out of:

          (a) any breach or inaccuracy of any representation or warranty made by Seller and API to Buyer in this Agreement or any other agreement of API or Seller delivered pursuant to this Agreement or in any certificate delivered by Seller or API to Buyer pursuant to this Agreement or any other agreement of API or Seller delivered pursuant to this Agreement;

          (b) any failure of Seller or API to comply with, or any breach or nonfulfillment by such Seller or API of, any covenant or obligation of Seller or API set forth in this Agreement or in any certificate delivered by Seller or API to Buyer pursuant to this Agreement;

          (c) any environmental liability arising out of any of the matters set forth in Section 3.22 of the Disclosure Schedule;

          (d) any liability arising out of any of the litigation matters set forth in Section 3.20 of the Disclosure Schedule;

          (e) any liability for a Product Liability Claim (other than the ATMA Claim) in excess of $500,000 for which a claim in respect of a product(s) manufactured or sold by the Company or the Subsidiaries prior to the Closing Date is made (or has been made) within one (1) year of the date of delivery of the product(s) which is the subject of such claim.

          (f) any liability or obligation of API, the Seller, the Company or any ERISA Affiliate with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) (other than any liability or obligation specifically assumed by Buyer pursuant to Section 5.18 hereof) and liabilities under the BW Pension Plan, and liabilities for medical and life insurance benefits previously provided by Company to certain retired employees of Company;

          (g) any liability, obligation, loss or damages arising out of the businesses of API, Seller and their respective Affiliates (other than the Business and Company and Subsidiary);

          (h) any liability in respect of, in connection with or arising from the ATMA Claim; or

          (i) any suit, action or other proceeding brought by any Person and arising out of or in any way related to any of the matters referred to in
Section 8.3(a), 8.3(b), 8.3(c), 8.3(d), 8.3(e), 8.3(f), 8.3(g) or 8.3(h);

     PROVIDED THAT, with respect to a claim for indemnification pursuant to
Section 8.3(a) or Section 8.3(i) (as it relates to Section 8.3(a)) Buyer makes a written claim for indemnification against Seller and API pursuant to Section 8.5 hereof on or prior to the termination date set forth in Section 8.2(b).

     References to Buyer in this Section 8.3 includes their shareholders and other Affiliates, and officers, directors, agents, representatives and successors and assigns of any of them.

     8.4 Indemnification Covenants of Buyer. Buyer will indemnify Seller and API for and hold Seller and API harmless from and against any and all any and all losses, damages, Taxes, costs, expenses, liabilities, obligations and claims of any kind, including without limitation, reasonable attorneys' fees and disbursements, interest or penalties sustained or incurred by Seller or API as a result of or arising out of:

          (a) any breach or inaccuracy of any representation or warranty made by Buyer to Seller and API in this Agreement or any other agreement of Buyer delivered pursuant to this Agreement or in any certificate delivered by Buyer to Seller or API pursuant to this Agreement or any other agreement of Buyer delivered pursuant to this Agreement;

          (b) any failure of Buyer to comply with, or any breach or nonfulfillment by Buyer of, any covenant of Buyer set forth in this Agreement, or in any certificate delivered by Buyer to Seller or API pursuant to this Agreement;

          (c) any guaranty by API of, or any retention of liability by API of, any real estate lease obligations of Company or any other obligation of Company; or

          (d) any suit, action or other proceeding brought by any Person and arising out of or in any way related to any of the matters referred to in
Section 8.4(a), 8.4(b) or 8.4(c).

     PROVIDED THAT, with respect to a claim for indemnification pursuant to
Section 8.4(a) or Section 8.4(d) (as it relates to Section 8.4(a)) the Seller and API make a written claim for indemnification against the Buyer pursuant to
Section 8.5 hereof on or prior to the termination date set forth in Section 8.2(b).

References to Seller or API in this Section 8.4 includes their shareholders, Affiliates and officers, directors, agents, representatives and successors and assigns of any of them.

     8.5  Claims for Indemnification.

          (a) Promptly upon the Indemnified Party obtaining knowledge of any facts causing it to believe that it has a claim for indemnification against the Indemnifying Party hereunder, the Indemnified Party shall give written notice of such claim to the Indemnifying Party. Such written notice shall set forth the nature and (to the extent then known) the amount of the claim.

          (b) The Indemnified Party shall tender to the Indemnifying Party the defense of any claim, suit, proceeding, action or assessment brought by any third party (hereinafter "Third Party Claim") for which the Indemnified Party reasonably believes it is entitled to indemnification pursuant to this Article 8, and the Indemnifying Party shall have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnifying Party shall elect to assume the defense of any such Third Party Claim by notifying the Indemnified Party within ten (10) business days following notice from the Indemnified Party. Failure by the Indemnifying Party to assume such defense shall be deemed a waiver by the Indemnifying Party of its right to so defend. If the Indemnifying Party assumes such defense, the obligations of the Indemnifying Party hereunder as to such Third Party Claim shall include taking all steps reasonably necessary in the defense or settlement thereof. Except with the written consent of the Indemnified Party, the Indemnifying Party, in the defense of any such Third Party Claim, shall not consent to the entry of any judgment against or adversely affecting the Indemnified Party (other than a judgment of dismissal on the merits and without costs) or enter into any settlement unless such settlement provides that the Indemnified Party is fully released from all liability by the third party as to such Third Party Claim. The Indemnified Party shall have the right to participate, at its expense, in the defense of any such Third Party Claim.

          (c) If the Indemnifying Party does not assume the defense of any Third Party Claim as provided herein, the Indemnified Party may defend against such Third Party Claim in such manner that the Indemnified Party deems advisable or appropriate and may settle such Third Party Claim or consent to the entry of judgment with respect thereto upon such terms as it deems advisable or appropriate, and in such event the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement or judgment and for any and all amounts recoverable pursuant to Section 8.3 or Section 8.4, including all damages, costs and expenses sustained or incurred by the Indemnified Party which result from, arise out of or are incidental to the defense or settlement of such Third Party Claim.

          (d) The parties shall reasonably cooperate with each other in connection with any Third Party Claim or other claim and provide each other with access to relevant personnel, books, records and other information in their possession.

          (e) Notwithstanding Section 8.5(b) above, all claims by Buyer as a result of or arising out of any breach or inaccuracy of any representation or warranty in Section 3.22 of this Agreement, or made pursuant to Section 8.3(c) of this Agreement, shall be promptly tendered to Seller and API, irrespective of whether a Third Party Claim has been brought against any parties hereto. Seller and API shall have the right, at their cost and expense, to control the resolution, negotiation and defense of all such claims, including providing notice to and conducting negotiations with governmental authorities; provided, however, that Buyer shall have the right to approve any proposed resolution or settlement by Seller and API of any such claims, which approval shall not be unreasonably withheld. Buyer shall have the right to participate, at their expense, in the resolution of such claims, including the right to attend any negotiation sessions and any conferences and meetings with governmental authorities. The parties shall use reasonable efforts to cooperate with each other in connection with the resolution, negotiation and defense of such claims and upon receipt of notice from Seller and API, Buyer shall provide reasonable access to the Company Property and relevant non-confidential and non-privileged personnel, books, records and other information in their possession. If Seller and API do not notify Buyer that they have assumed the resolution, negotiation and defense of the claim within ten (10) business days following their receipt of notice of the claim, the Buyer may resolve the claim in such manner as they deem advisable or appropriate consistent with applicable Environmental Health and Safety Laws. In such event, the Seller and API shall promptly reimburse the Buyer for all costs and expenses incurred to correct the breach or inaccuracy of any representation or warranty or otherwise resolve the claim or any liabilities arising under Section 8.3(c).

     8.6  Indemnification Payments.  All Indemnification payments under this
Article 8, shall be reduced by the amount of any insurance proceeds (less the amount of any expected increase in premiums as a result of the payment of such insurance claim) with respect to the claim giving rise to such indemnification payments.

     8.7 Exclusive Remedy. Buyer, Seller and API agree that the indemnification provisions in this Article 8 and in Section 5.11(a) shall be the sole and exclusive remedy of the Buyer and API and Seller with respect to the Company and the Subsidiaries and the Subject Transactions.

     8.8 Limitations. Notwithstanding anything to the contrary contained herein, Buyer shall not be entitled to indemnification by reason of a breach or inaccuracy of a representation or warranty contained in Article 3 until the aggregate of such indemnification obligations of Seller and API exceeds $2,500,000 (the "Minimum") in which event, Seller and API shall be liable only for the amounts of such indemnification obligations in excess of the Minimum. For purposes of computing the Minimum there shall be a deductible of $17,500 for each separate claim for indemnification (the "Per Claim Deductible"). The Per Claim Deductible shall not be includable in computing the Minimum and Seller and API shall have no liability to Buyer for any Per Claim Deductible hereunder.
For purposes of determining if the aggregate Losses exceed the Minimum, any payments made by Seller and API under Sections 8.3(b) through 8.3(i) (except to the extent Section 8.3(i) relates to Section 8.3(a)) and Section 5.11(a) hereof shall not be includable in computing the Minimum. Notwithstanding the foregoing or anything to the contrary contained herein the aggregate maximum indemnification liability of Seller and API under this Article 8 shall not exceed $30,000,000, except that any indemnification obligation for Taxes hereunder and any indemnification pursuant to Section 8.3(g) or Section 8.3(h) or Section 8.3(i) (as it relates to Section 8.3(g)) shall not be subject to such maximum.


                                   ARTICLE 9
                             TERMINATION; REMEDIES
                             ---------------------

     9.1 Right to Terminate. Notwithstanding anything to the contrary contained herein, this Agreement and the Subject Transactions may be terminated at any time after July 15, 2000, if the Closing has not occurred by such date (time being of the essence), as follows:

          (a) By the mutual written agreement of all of the parties hereto;

          (b) By Buyer, if any condition set forth in Article 6 has not been satisfied (unless caused by the failure of Buyer to comply with its obligations under this Agreement); or

          (c) By Seller and API, if any condition set forth in Article 7 has not been satisfied (unless caused by the failure of Seller or API to comply with their obligations under this Agreement).

No such termination shall affect those liabilities and obligations contained in Sections 5.2, 5.5, 9.2, or 10.3, or any other liabilities or obligations contained herein which are expressly stated to survive the termination hereof.

     9.2 Rights on Termination. If this Agreement is terminated by Seller and API, on the one hand, or Buyer, on the other hand (collectively referred to herein as the "Terminating Party") in accordance with Section 9.1, the Terminating Party shall not have any claim against the other party or parties (collectively "Other Party") except if the circumstances giving rise to such termination are caused by or are a result of a breach or inaccuracy of a representation, warranty, covenant or obligation of the Other Party contained in this Agreement. If termination is by reason of such a breach or inaccuracy, the Terminating Party shall be entitled to such remedies as may be available to it in law or in equity. If any of the conditions set forth in Article 6 of this Agreement have not been satisfied, Buyer may nevertheless elect to proceed with consummation of the Subject Transactions, and if any of the conditions set forth in Article 7 of this Agreement have not been satisfied, Seller may nevertheless elect to proceed with the consummation of the Subject Transactions. Any such election to proceed shall be evidenced by a certificate signed by the electing party and shall constitute a waiver of any remedy available at law or equity by such electing party for nonfulfillment of such conditions.


                                  ARTICLE 10
                           MISCELLANEOUS PROVISIONS
                           ------------------------

     10. Amendment. This Agreement may be amended, modified and supplemented only by written agreement of the parties hereto at any time prior to or at the Closing with respect to any of the terms contained herein.

     10. Waiver and Compliance. Any failure of Buyer, on the one hand, or Seller and API, on the other, to comply with any obligation, covenant or agreement herein may be expressly waived in writing by Seller and API or Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     10. Expenses. Whether or not the Subject Transactions are consummated, and except as may otherwise be expressly provided herein, all fees and expenses for brokers, attorneys, accountants and professional advisors incurred by the Company (prior to Closing), Seller or API in connection with this Agreement and the Subject Transactions shall be borne by Seller and/or API, and all fees and expenses for brokers, attorneys, accountants and professional advisors incurred by Buyer in connection with this Agreement and the Subject Transactions shall be borne by Buyer. Buyer will pay one-half and API will pay one-half of the HSR Act filing fee.

     10. Notices. Each notice, request, demand or other communication ("Notice") by a party to another party required or permitted by this Agreement shall be in writing and shall be personally delivered, sent by U.S. certified mail, return receipt requested (postage prepaid), sent by overnight commercial courier (charges prepaid), or sent by facsimile transmission (but each such facsimile transmission shall be confirmed by sending a copy thereof to the other party by certified mail or commercial courier as provided herein no later than the following business day), addressed to the address of the receiving party set forth below or to such other address as such party shall have communicated to the other parties in accordance with this Section. Any notice shall be deemed to have been given when personally delivered, on the date of sending when sent by facsimile transmission, on the third business day following the date of sending when sent by certified mail or on the first business day following the date of sending when sent by overnight commercial courier.

To Seller or API:                   Applied Power Inc.
                                    6101 North Baker Road
                                    Milwaukee, Wisconsin 53209
                                    Attn: President
                                    Fax:  414-247-5550

With a copy to:                     Anthony W. Asmuth, III, Esq.
                                    Thomas J. Phillips, Esq.
                                    Quarles & Brady LLP
                                    Suite 2040
                                    411 East Wisconsin Avenue
                                    Milwaukee, Wisconsin  53202
                                    Fax:  414-271-3552

To Buyer:                           Hutchinson, S.A.
                                    2 Rue Balzac
                                    Paris, France  75008
                                    Attention: President
                                    Fax: 33-140748280

With a copy to:                     Proskauer Rose LLP
                                    1585 Broadway
                                    New York, NY 10036-8299
                                    Attention: Stanley Komaroff
                                    Fax: 212-969-2900

     10. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, whether by operation of law or otherwise, provided that if the Buyer shall merge or consolidate with or into, or transfer substantially all of its assets thereof to another corporation or other form of business or other entity, or transfer the stock of Company to an Affiliate of Buyer, this Agreement may be assigned or transferred to such successor or Affiliate of Buyer (without the prior written consent of Seller and API) and it shall be binding upon and inure to its benefit.

     10. Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

     10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Disclosure Schedule (which constitutes a part of this Agreement as if set forth in full herein) and the other documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, of any party hereto, except for the Confidentiality Agreement dated January 28, 2000, between API and Buyer.

     10. Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

     10. Severability. The invalidity of any provision or portion of a provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     10. Certain Rules of Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party by virtue of its counsel having drafted this Agreement or otherwise. The term "including" as used in this Agreement in connection with the listing of items included within a prior reference, shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on or an exclusive listing of the items included within the prior reference. References to Sections herein include all subsections which are subsidiary to the Section referred to. The headings and captions of the Sections and Articles of this Agreement as well as the recitals hereto are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.


                    [Rest of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the day and year first above written.


                                         Applied Power Investments II, Inc.

                                         By:  _______________________________
                                         Title: ______________________________


                                         Applied Power Inc.

                                         By:  _______________________________
                                         Title: ______________________________


                                         Hutchinson, S.A.

                                         By:  _______________________________
                                         Title: ______________________________

                        INDEX OF EXHIBITS AND SCHEDULES
                        STOCK PURCHASE AGREEMENT BETWEEN
                                HUTCHINSON S.A.
                                On the one hand
                                      AND
                       APPLIED POWER INVESTMENTS II, INC.
                                      AND
                               APPLIED POWER INC.
                               On the other hand


EXHIBITS                                                 SECTION
--------                                                 -------

Exhibit 1.39         Legal Opinion of Buyer's Counsel      1.39
Exhibit 1.50         Legal Opinion of Seller's Counsel     1.50
Exhibit 2.2A         Tax Claim Letter of Credit            2.2(b)
Exhibit 2.2B         Non-Tax Claim Letter of Credit        2.2(b)
Exhibit 5.22A        Assignment of Patents                 5.22
Exhibit 5.22B        Assignment of Patent Applications     5.22
Exhibit 5.22C        Assignment of Trademarks              5.22
Exhibit 5.12         Assignment and Assumption of Lease    5.12

SCHEDULES
---------

Schedule 6.8         Estoppel Letters                      6.8
Disclosure Schedule                                        1.17